UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HENRY SCHEIN, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held at 10:00 a.m., on Monday, June 22, 2015 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747.

The Annual Meeting will be held for the following purposes:

1.	to consider the election of fifteen directors of the Company for terms expiring in 2016;

2.	to consider and act upon a proposal to amend and restate the Company’s 1996 Non-Employee Director Stock Incentive Plan (to be renamed the 2015 Non-Employee Director Stock Incentive Plan);

3.	to consider the approval, by non-binding vote, of the 2014 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

4.	to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2015; and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 23, 2015 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on April 23, 2015 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she previously voted over the Internet, by telephone or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for the Company’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN
Chairman and Chief Executive Officer

Melville, New York

April 24, 2015

HENRY SCHEIN, INC.

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on April 23, 2015 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 83,617,931 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about April 24, 2015. A copy of our 2014 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2, 3 and 4 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 2, 3 and 4, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Company’s 401(k) Plan and own shares of the Company’s common stock in your 401(k) Plan account as of the record date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the record date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your 401(k) Plan account will not be voted.

Shares of common stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted “FOR” the nominees for election to the Board of Directors, “FOR” the amendment and restatement of the Company’s 1996 Non-Employee Director Stock Incentive Plan (to be renamed the 2015 Non-Employee Director Stock Incentive Plan), “FOR” the say-on-pay proposal, “FOR” the ratification of BDO USA, LLP (“BDO USA”) as the Company’s independent registered public accountants for the fiscal year ending December 26, 2015 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the fifteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent instructed otherwise with respect to one or more of such persons. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2014 Annual Meeting of Stockholders, except for Dr. Lawrence Bacow, who was appointed by the Board of Directors to serve as a director effective as of December 1, 2014, upon the recommendation of the Nominating and Governance Committee. Philip Laskawy, our Lead Director, recommended Dr. Bacow to the Nominating and Governance Committee and the Board of Directors. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of April 23, 2015, concerning the nominees:

Name	Age	Position
Barry J. Alperin	74	Director
Lawrence S. Bacow, Ph.D.	63	Director
Gerald A. Benjamin	62	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	65	Chairman, Chief Executive Officer, Director
James P. Breslawski	61	President of Henry Schein, Inc., Chief Executive Officer of Henry Schein Global Dental, Director
Paul Brons	74	Director
Donald J. Kabat	79	Director
Philip A. Laskawy	74	Director
Norman S. Matthews	82	Director
Mark E. Mlotek	59	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	58	Executive Vice President, Chief Financial Officer, Director
Carol Raphael	73	Director
E. Dianne Rekow, DDS, Ph.D.	70	Director
Bradley T. Sheares, Ph.D.	58	Director
Louis W. Sullivan, M.D.	81	Director

BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. The Company values Mr. Alperin’s financial expertise and his extensive experience in corporate and securities laws and corporate governance matters. Additionally, as the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Alperin’s experience leading Hasbro’s mergers and acquisitions and global expansion efforts. Mr. Alperin currently serves as a director of Fiesta Restaurant Group, Inc. (and is Chairman of its finance committee and a member of its audit and nominating and governance committees) and Jefferies Group LLC (a global investment banking firm and a subsidiary of Leucadia National Corporation). Mr. Alperin is also a director of privately held corporations K’NEX Industries, Inc., a toy manufacturer, and Weeks Marine, Inc., a marine construction company (and its subsidiary McNally Construction Co., Inc.). During the past five years, Mr. Alperin served on the Board of Directors of K-Sea Transportation Partners L.P. and The Hain Celestial Group, Inc. He currently serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chair of the audit committee of the national organization.

LAWRENCE S. BACOW, PH.D. has been a director since December 2014. Dr. Bacow is currently Leader-in-Residence at the Center for Public Leadership at Harvard’s Kennedy School of Government. Dr. Bacow is also a member of the Harvard Corporation, the fiduciary oversight board of Harvard University, where he chairs the Joint Committee on Inspection, which functions as Harvard University’s audit committee. From 2001 to 2011, Dr. Bacow was the 12th President of Tufts University, where he oversaw all seven of the University’s schools, including its School of Dental Medicine, School of Medicine and the Cummings School of Veterinary Medicine. In addition, he served on the Board of Trustees and as a member of the executive committee of Tufts Medical Center. Following Tufts, Dr. Bacow served as President-in-Residence in the Higher Education Program at Harvard’s Graduate School of Education for three years. Earlier in his career, Dr. Bacow spent 24 years on the faculty at the Massachusetts Institute of Technology, where he held the Lee and Geraldine Martin Professorship of Environmental Studies. He also served as the elected Chair of the MIT Faculty and subsequently as Chancellor, one of the Institute’s two most senior academic officers. The Company values Dr. Bacow’s extensive experience as a leader in academia and public service. He brings an important, new perspective to our Board of Directors, having overseen the training of every customer group we serve, namely dentists, physicians and veterinarians. Dr. Bacow also brings to the Company impeccable credentials and broad-based management expertise. As a lawyer and economist whose research focuses on environmental policy, Dr. Bacow’s passion for the environment complements our long-standing commitment to global corporate responsibility. In addition to serving on our Board, Dr. Bacow is on the Board of Overseers of TIAA-CREF, a national financial services organization, and is a director of Liquidnet Holdings, Inc., a global institutional trading network, and Loews Corporation, serving on the audit committee of both Boards. Dr. Bacow is a Fellow of the American Academy of Arts and Sciences and the recipient of five honorary degrees. During the past five years, Dr. Bacow served as a director of Boston Properties, Inc., a publicly traded real estate investment trust.

GERALD A. BENJAMIN has been with the Company since 1988, in his current position as Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. Mr. Benjamin is also a member of our Executive Management Committee. Prior to holding his current position Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction from 1993 to 2000. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining us in 1988, Mr. Benjamin was employed for 12 years at Estée Lauder, Inc. in various management positions, where his last position was Director of Materials Planning and Control. Mr. Benjamin brings experience to the Company’s Board of Directors in the areas of global services, human resources, operations and leadership. Mr. Benjamin directs our Global Services functions in North America, South America, Europe, Asia, Australia and New Zealand. These functions include all aspects of the supply chain (distribution, inventory management and transportation for over four million square feet of distribution space), human resources (for approximately 18,000 employees in 29 countries), information services, customer services, security and financial operations.

STANLEY M. BERGMAN has been with the Company since 1980, including as our Chairman and Chief Executive Officer since 1989 and as a director since 1982. He is also a member of our Executive Management Committee. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman brings to the Company’s Board of Directors management and leadership experience. Mr. Bergman is a well-known, highly regarded leader in the global health care industry. He has expansive knowledge of the health care industry and macro-economic global conditions, maintains strategic relationships with chief executives and other senior management in the health care industry throughout the world and brings a unique and valuable perspective to the Board of Directors. During his tenure, Mr. Bergman has led the Company from sales of $600 million in 1995 to $10.4 billion in 2014. Mr. Bergman is active in numerous dental industry and professional associations, including the American Dental Association (where he served on the Oversight Committee of the Future of Dentistry Project and was awarded honorary membership) and The Forsyth Institute, the premiere oral health research institution in the United States. Mr. Bergman is also a member of the boards of numerous charitable organizations and active with philanthropic causes and social responsibility activities. Mr. Bergman is a Certified Public Accountant.

JAMES P. BRESLAWSKI has been with the Company since 1980, in his current position as President of Henry Schein, Inc. since 2005 and as a director since 1992. He is also a member of our Executive Management Committee and the Chief Executive Officer of our Henry Schein Global Dental Group. Mr. Breslawski held the position of Executive Vice President and President of U.S. Dental from 1990 to 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller. Mr. Breslawski is responsible for the Company’s Global Dental and North American Medical businesses. Mr. Breslawski brings to the Company’s Board of Directors management and leadership experience. The Board of Directors is aided by Mr. Breslawski’s understanding of the health care business and his keen business acumen, leadership ability and interpersonal skills. Mr. Breslawski has served as Chairman of the Board of the American Dental Trade Association, Chairman of the Board of the Dental Trade Alliance Foundation and President of the Dental Dealers of America. He is also a member of the Leadership Council, School of Dental Medicine at Harvard University, a former board member of the Dental Life Network (formerly the National Foundation of Dentistry for the Handicapped), a former member of the Board of Governors for St. John’s University and a former trustee of Long Island University. Mr. Breslawski is also a Certified Public Accountant.

PAUL BRONS has been a director since 2005. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro, and from 1965 to 1975 in marketing and general management functions for Organon in various Middle East and Latin American countries. Both Organon and Chefaro operated within the Akzo Nobel group. Mr. Brons brings to the Company’s Board of Directors knowledge of the human and animal health pharmaceutical industry (a segment of our medical and animal health businesses) and experience with international business operations and relations. The Board of Directors is also aided by Mr. Brons’ knowledge of

European business culture and his strategic focus on European health care issues. Mr. Brons was honored in 1996 by Her Majesty the Queen with the decoration of Knight of the Order of Lion of the Kingdom of the Netherlands, the country’s highest civilian order, conferred for his meritorious achievements for Akzo Nobel and other international activities. During the past five years, Mr. Brons served as a member of the Board of Directors of Almirall S.A, an international pharmaceutical company.

DONALD J. KABAT has been a director since 1996. Mr. Kabat was the Chief Financial Officer of Central Park Skaters, Inc. from 1992 to 1995 and the President of D.J.K. Consulting Services, Inc. from 1995 to 2006. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting (now known as Accenture PLC Ireland), where he practiced a broad array of specialty services including organization, profit improvement, process re-engineering and cost justification studies. With his prior experience as a Certified Public Accountant and partner at a global accounting firm, Mr. Kabat brings to the Company’s Board of Directors strong skills in corporate finance, accounting and risk management. During his consulting career with Andersen Consulting, Mr. Kabat helped launch an entirely new practice specialty called Change Management Services, which focused on human resource management encompassing methods to maintain continuous alignment of strategy, operations, culture and rewards. He was the recipient of the “Bravos” award for outstanding contribution to the Change Management practice. He has made numerous speeches, written articles and contributed chapters to specialized books (e.g., Budgeting: Key to Planning and Control; Management Controls for Professional Firms and The Change Management Handbook). Mr. Kabat also serves on the boards, and chairs committees, of several not-for-profit organizations.

PHILIP A. LASKAWY has been a director since 2002 and has served as our Lead Director since 2012. Mr. Laskawy joined the accounting firm of Ernst & Young LLP (now known as EY LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the Board of Directors of Lazard Ltd. (and is Chairman of its compensation committee and is a member of its audit committee) and Loews Corporation (and is a member of its audit committee). As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy brings to the Company’s Board of Directors exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct. Mr. Laskawy served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman of the International Accounting Standards Committee Foundation, which was created by the SEC and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During the past five years, Mr. Laskawy served on the Board of Directors of General Motors Corporation and was the Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae).

NORMAN S. MATTHEWS has been a director since 2002. Since 1989, Mr. Matthews has worked as an independent consultant and venture capitalist. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of Duff & Phelps Corp., Party City Holdings, Inc., Spectrum Brands, Inc. (as Chairman of its nominating and governance committee) and as Chairman of the Board of The Children’s Place Retail Stores, Inc. Mr. Matthews brings to the Company’s Board of Directors extensive experience in strategic marketing and sales with over 30 years of experience as a senior business leader in marketing and merchandising at large public companies and valuable expertise in compensation programs and strategy. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange (an annual award voted on by peer directors and awarded to an outstanding director for the key role he played during a crisis, business transformation or turnaround). During the past five years, Mr. Matthews served on the Boards of Directors of The Progressive Corporation, Finlay Enterprise, Inc. and Finlay Fine Jewelry Corporation.

MARK E. MLOTEK has been with the Company since 1994, in his current position as our Executive Vice President and Chief Strategic Officer since 2012 and as a director since 1995. He is also a member of our Executive Management Committee. Mr. Mlotek was Senior Vice President and subsequently Executive Vice President of the Corporate Business Development Group between 2000 and 2012. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999. Prior to joining us, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s important supplier partnership arrangements and global strategic planning function.

STEVEN PALADINO has been with the Company since 1987, in his current position as our Executive Vice President and Chief Financial Officer since 2000 and as a director since 1992. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller. Before joining us, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP). Mr. Paladino brings to the Company’s Board of Directors extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry. Mr. Paladino’s responsibilities with the Company include the corporate oversight and strategic direction of business units as well as direct responsibility for corporate financial services. These corporate financial services include financial reporting, financial planning, treasury, investor relations, internal audit and taxation. Mr. Paladino also has responsibility for Henry Schein Financial Services (which provides financial business solutions to our customers) and also works with the Corporate Business Development Group on mergers and acquisition activities. Mr. Paladino’s skills in corporate finance and accounting, the depth and breadth of his exposure to complex financial issues and his long-standing relationships with the financial community are valued by the Board of Directors.

CAROL RAPHAEL has been a director since 2012. Ms. Raphael currently serves as a Senior Advisor for Manatt Health Solutions, the interdisciplinary policy and business advisory division of Manatt, Phelps & Phillips, LLP, a leading law firm in the United States. Ms. Raphael served as the President and Chief Executive Officer of Visiting Nurse Service of New York from 1989 to 2011. Prior to Visiting Nurse Service of New York, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. In March 2013, Ms. Raphael was appointed by President Obama as a member of the Commission on Long-Term Care. Ms. Raphael is a member of the board of the New York eHealth Collaborative. Ms. Raphael is the Chair of the Long-Term Quality Alliance and a member of the National Quality Forum Coordinating Committee, where she chairs its Post-Acute/Long-Term Care Workgroup. As a nationally recognized industry leader, Ms. Raphael brings to the Company’s Board of Directors extensive knowledge and experience in health care policy, home health care (particularly chronic, long-term and end-of-life care), economics and management, nursing and health information technology. Ms. Raphael’s strategic insights into the health care needs of an aging patient group and her invaluable experience advancing the adoption of health information technology will assist the Company in its strategic plan for growth. Ms. Raphael currently serves on several non-profit boards, including Primary Care Development Corporation, Pace University and the Medicare Rights Center, and as Chair of AARP’s board. Ms. Raphael is also a member of several advisory boards, including the Harvard School of Public Health’s Health Policy Management Executive Council, the New York City Health and Mental Hygiene Advisory Council and the New York City Age-Friendly Commission. Ms. Raphael co-edited the book Home Based Care for the New Century, was a Visiting Fellow at the Kings Fund in the United Kingdom and was listed in Crain’s New York Business 50 Most Powerful Women in New York City in 2009.

E. DIANNE REKOW, DDS, PH.D. has been a director since 2014. Dr. Rekow is Dean of the Dental Institute at King’s College London and Professor of Orthodontics. From 2002 to 2012, Dr. Rekow was a Professor of Orthodontics at New York University (NYU), during which time she was Senior Vice Provost of Engineering Technology at NYU (from 2008 to 2012) and was Provost of Polytechnic Institute of NYU (from 2009 to 2012). Dr. Rekow has been President of both the International Association for Dental Research and the American Association of Dental Research and, since 2000, has been an American Dental Association Consultant to the Council on Scientific Affairs. In 2011, she was elected to the Faculty of Dental Surgery of the Royal College of Surgeons (England). Dr. Rekow is an internationally known authority on the performance of new materials and products for use in aesthetic and restorative dentistry and was one of the early pioneers in digital dentistry, capitalizing on her engineering education and industry experience. Dr. Rekow’s team has also carried out research into the use of bio-engineered tissue to facilitate bone replacement in people who have been disfigured by disease or developmental defects. Dr. Rekow holds a number of patents in the dental field and is the author of, or contributor to, more than one hundred publications. Dr. Rekow brings to the Company’s Board of Directors extensive experience with dental product development and knowledge of innovative clinical dental practices. Additionally, the Board of Directors values Dr. Rekow’s insights into the needs of future dental practitioners and the global dental industry.

BRADLEY T. SHEARES, PH.D. has been a director since 2010. Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, from 2001 until 2006, Dr. Sheares served as President of U.S. Human Health for Merck & Co. As a member of Merck’s management committee, Dr. Sheares had responsibility for formulating global business strategies, operations management and the development and implementation of corporate policies. He is also a director of Honeywell International (and is a member of its management development and compensation committee and retirement plan committee) and is a director and Chairman of the compensation committee of The Progressive Corporation. As the former Chief Executive Officer of Reliant Pharmaceuticals and with 20 years in the pharmaceutical industry (part of our medical and animal health businesses), Dr. Sheares brings to the Company’s Board of Directors extensive health care knowledge and experience in sales, marketing, brand management, research and development, complex regulatory and legal issues, risk management and mergers and acquisitions. As a director of other public companies, Dr. Sheares has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. During the past five years, Dr. Sheares served on the Board of Directors of Covance Inc. and IMS Health Incorporated.

LOUIS W. SULLIVAN, M.D. has been a director since 2003. Dr. Sullivan is President Emeritus of Morehouse School of Medicine. From 1981 to 1989 and from 1993 to 2002, Dr. Sullivan was President of Morehouse School of Medicine. From 1989 to 1993, Dr. Sullivan served as U.S. Secretary of Health and Human Services. Dr. Sullivan currently serves on the Board of Directors of United Therapeutics Corporation (as a member of its compensation committee, nominating and governance committee and scientific committee) and Emergent BioSolutions Inc. (as a member of its compensation committee, as a member of its nominating and corporate governance committee and as a member of its audit committee). As the Company continues to develop relationships with medical, dental and veterinary universities and seeks to be awarded governmental bids, Dr. Sullivan’s extensive experience in government and governmental relations, in-depth knowledge of health care and health care policy and inside view of health care in academia is extremely beneficial to the Board of Directors. Dr. Sullivan served as Chair of the President’s Commission on Historically Black Colleges and Universities from 2002 to 2009, and was Co-chair of the President’s Commission on HIV and AIDS from 2001 to 2006. Dr. Sullivan is the founding dean of Morehouse School of Medicine, the founding president of the Association of Minority Health Professions Schools and is a member of the boards of numerous charitable organizations. Dr. Sullivan is the recipient of more than 60 honorary degrees. During the past five years, Dr. Sullivan served on the Board of Directors of BioSante Pharmaceuticals, Inc.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 27, 2014 (“fiscal 2014”), the Board of Directors held eight meetings. The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Strategic Advisory Committee. During fiscal 2014, the Audit Committee held four meetings, the Compensation Committee held seven meetings, the Nominating and Governance Committee held two meetings and the Strategic Advisory Committee held three meetings. During fiscal 2014, each director attended at least 75% of the meetings of the Board of Directors and 100% of the meetings of the committees on which such directors served, during his or her tenure. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Ms. Mashima (whose term of office ended following the 2014 Annual Meeting of Stockholders), Ms. Raphael and Drs. Bacow, Rekow, Sheares and Sullivan are “independent,” as defined under Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”).

Independent directors, as defined under NASDAQ’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kabat (Chairman), Alperin and Laskawy. All of the members of the Audit Committee are independent directors as defined under NASDAQ’s Rule 5605(a)(2). The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of NASDAQ’s Rule 5605(c)(2)(A).

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Additionally, the Audit Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact our financial reporting. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions (as defined by applicable regulations). We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established. The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alperin (Chairman), Kabat and Matthews. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers or employees may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. Each member of the Compensation Committee is an independent director as defined under NASDAQ’s Rule 5605(a)(2), “non-employee director” as defined under the SEC’s rules and “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may form subcommittees, consisting of members of the Committee, and delegate authority to such subcommittees as it deems appropriate. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“PM&P”). PM&P has also assisted the Compensation Committee with several special projects, including advice on director compensation. PM&P does no other work for the Company.

The Compensation Committee retains PM&P directly, and PM&P reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, PM&P may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, PM&P has the discretion to seek input and feedback from Company management regarding PM&P’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm PM&P’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from PM&P, annually reviews competitive compensation data prepared by Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairman) and Alperin and Dr. Sullivan. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. In addition, the Nominating and Governance Committee reviews and reassesses our corporate governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. The Nominating and Governance Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. All of the members of the Nominating and Governance Committee are independent directors as defined under NASDAQ’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended, for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•

the knowledge, skills, reputation and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company; and

•	experience with accounting rules and practices, and corporate governance principles.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, culture and geography. The Nominating and Governance Committee assesses the effectiveness of its diversity and other policies by annually reviewing the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Messrs. Matthews (Chairman), Brons and Laskawy and Drs. Sheares and Sullivan. The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning. All of the members of the Strategic Advisory Committee are independent directors as defined under NASDAQ’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

Board of Directors’ Leadership Structure

Since 1989, the Company has employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, stockholders, suppliers and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business.

We also believe that strong, independent Board of Director leadership is a critical aspect of effective corporate governance. Accordingly, in 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and designated Mr. Laskawy to serve as Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

•	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

•	acting as a liaison among the members of the Board of Directors, Chief Executive Officer and management;

•	coordinating information sent to the Board of Directors;

•	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	conferring with the Chief Executive Officer, as appropriate; and

•	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

We believe that a single leader serving as Chairman and Chief Executive Officer, together with an experienced Lead Director, is the best governance model for our Company and our stockholders.

Our Board of Directors’ committees, each comprised solely of independent directors and each with a separate Chairman, are the Audit, Compensation, Nominating and Governance and Strategic Advisory Committees. The Audit Committee oversees the accounting and financial reporting processes, legal and compliance matters relating to financial reporting and the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our Chairman/CEO and senior management. The Nominating and Governance Committee monitors matters such as the composition of the Board of Directors and its committees, Board performance and “best practices” in corporate governance and is also responsible for overseeing succession planning. The Strategic Advisory Committee oversees and monitors the implementation of our corporate strategic plan as well as general strategic planning.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all Board members are well engaged in their responsibilities, and all Board members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of the Board of Directors.

The Board of Directors is responsible for selecting the Chairman/CEO. The Chairman/CEO establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairman of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairman of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions.

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. We recognize that different board of directors’ leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our Chief Executive Officer serves as Chairman of the Board of Directors, our Board is comprised of experienced independent directors, including a Lead Director, our Board committees are led by independent directors and our independent directors hold regular meetings in executive session—is most appropriate and remains the optimal structure for our Company and our stockholders and has contributed to our Company’s compounded growth rates for sales and net income since becoming a public company in 1995.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board’s committees (the Audit, the Compensation, the Nominating and Governance and the Strategic Advisory Committees, each of which is made up entirely of independent directors). The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., the Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact the Company’s financial reporting) as well as related to financial accounting and reporting risks. The Compensation Committee focuses primarily on human capital matters such as executive compensation plans and executive agreements. The Nominating and Governance Committee focuses on succession planning, director nomination criteria and candidate identification as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors and executive management. Finally, the Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans.

The Company’s Executive Management Committee has responsibility to oversee and actively manage material risks to the Company (including, without limitation, strategic, development, business, operational, human, financial and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide quarterly reports to the Audit Committee on select risk management topics and the Chairman of the Audit Committee reports on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial and compliance objectives as well as to achieve and maintain a competitive advantage in the marketplace.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage our Board of Directors’ members to attend the Annual Meeting of Stockholders, and all of the directors then standing for election attended the 2014 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the Annual Meeting of Stockholders, (xiii) Board of Directors access to management and independent advisors, (xiv) annual evaluation of Board of Directors and committees, (xv) submission of director resignations and (xvi) communicating with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Controller and Vice President of Corporate Finance, or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock (excluding restricted stock units) as of April 15, 2015 (unless otherwise noted below) by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers serving as of December 31, 2014 (the “Named Executive Officers”) and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Names and Addresses[1]	Number	Percent of Class
Barry J. Alperin[2]	32,632	*
Lawrence S. Bacow, Ph.D.[3]	370	*
Gerald A. Benjamin[4]	23,741	*
Stanley M. Bergman[5]	637,545	0.8%
James P. Breslawski[6]	71,504	*
Paul Brons[7]	19,796	*
Donald J. Kabat[8]	28,409	*
Philip A. Laskawy[9]	18,481	*
Norman S. Matthews[10]	26,624	*
Mark E. Mlotek[11]	18,010	*
Steven Paladino[12]	63,719	*
Carol Raphael[13]	1,921	*
E. Dianne Rekow, DDS, Ph.D.[14]	2,192	*
Bradley T. Sheares, Ph.D.[15]	740	*
Louis W. Sullivan, M.D.[16]	45,375	*
FMR LLC[17]	7,158,530	8.5%
BlackRock, Inc.[18]	6,424,845	7.6%
T. Rowe Price Associates, Inc.[19]	6,242,037	7.4%
The Vanguard Group, Inc.[20]	5,333,967	6.3%
Directors and Executive Officers as a Group (26 persons)[21]	1,249,663	1.5%

* Represents less than 0.5%.

1 Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 Represents (i) 12,871 shares owned directly and over which he has sole voting and dispositive power, (ii) outstanding options to purchase 15,438 shares that either are exercisable or will become exercisable within 60 days and (iii) 4,323 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Alperin holds (i) 6,945 restricted stock units that vested but, per Mr. Alperin’s election, the payment date has been deferred and (ii) 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

3 Represents 370 shares owned directly and over which he has sole voting and dispositive power. Additionally, Dr. Bacow holds 1,317 restricted stock units that vest more than 60 days from April 15, 2015.

4 Represents (i) 20,852 shares owned directly and over which he has sole voting and dispositive power and (ii) 2,889 shares held in a 401(k) Plan account. Additionally, Mr. Benjamin holds 34,950 restricted stock units that vest more than 60 days from April 15, 2015.

5 Represents (i) 7,071 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 4,395 shares held in a 401(k) Plan account, (iii) 559,939 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust 2, (iv) 132 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power and (v) 66,008 shares owned by a limited liability company over which Mr. and Mrs. Bergman have voting and dispositive power. Additionally, Mr. Bergman holds 151,850 restricted stock units that vest more than 60 days from April 15, 2015. Including his restricted stock units, Mr. Bergman beneficially owns 0.9% of the outstanding shares of common stock of the Company.

6 Represents 71,504 shares owned directly and over which he has sole voting and dispositive power. Additionally, Mr. Breslawski holds 37,868 restricted stock units that vest more than 60 days from April 15, 2015.

7 Represents (i) 11,898 shares owned directly and over which he has sole voting and dispositive power and (ii) outstanding options to purchase 7,898 shares that either are exercisable or will become exercisable within 60 days. Additionally, Mr. Brons holds 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

8 Represents (i) 1,171 shares owned directly and over which he has sole voting and dispositive power, (ii) 3,481 shares held indirectly over which Mr. Kabat and his wife are co-trustees for the benefit of his wife and over which Mr. Kabat has shared voting and dispositive power, (iii) outstanding options to purchase 22,075 shares that either are exercisable or will become exercisable within 60 days and (iv) 1,682 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Kabat holds 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

9 Represents (i) 4,000 shares owned indirectly by Mr. Laskawy’s wife over which he has shared voting and dispositive power and (ii) 14,481 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Laskawy holds (i) 10,253 restricted stock units that vested but, per Mr. Laskawy’s election, the payment date has been deferred and (ii) 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

10 Represents (i) 10,030 shares owned directly and over which he has sole voting and dispositive power, (ii) 200 shares owned indirectly by Mr. Matthews’ wife and Peter Banks, as trustees of a trust for the benefit of Mr. Matthews’ wife over which he has shared voting and dispositive power and (iii) 16,394 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Matthews holds (i) 5,384 restricted stock units that vested but, at Mr. Matthew’s election, the payment date has been deferred and (ii) 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

11 Represents (i) 15,965 shares owned directly and over which he has sole voting and dispositive power and (ii) 2,045 shares held in a 401(k) Plan account. Additionally, Mr. Mlotek holds 33,761 restricted stock units that vest more than 60 days from April 15, 2015.

12 Represents (i) 60,379 shares owned directly and over which he has sole voting and dispositive power and (ii) 3,340 shares held in a 401(k) Plan account. Additionally, Mr. Paladino holds 34,950 restricted stock units that vest more than 60 days from April 15, 2015.

13 Represents 1,921 shares owned directly and over which she has sole voting and dispositive power. Additionally, Ms. Raphael holds 5,808 restricted stock units that vest more than 60 days from April 15, 2015.

14 Represents (i) 200 shares owned directly and over which she has sole voting and dispositive power, (ii) 1,570 restricted stock units that will vest within 60 days and (iii) 422 shares held in her Non-Employee Director Deferred Compensation Plan account. Additionally, Dr. Rekow holds 1,317 restricted stock units that vest more than 60 days from April 15, 2015.

15 Represents 740 shares owned directly and over which he has sole voting and dispositive power. Additionally, Mr. Sheares holds (i) 7,538 restricted stock units that vested but, at Mr. Sheares’ election, the payment date has been deferred and (ii) 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

16 Represents (i) 13,470 shares owned directly and over which he has sole voting and dispositive power, (ii) outstanding options to purchase 21,575 shares that either are exercisable or will become exercisable within 60 days and (iii) 10,330 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Dr. Sullivan holds 5,938 restricted stock units that vest more than 60 days from April 15, 2015.

17 The principal office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The foregoing information regarding the stock holdings of FMR LLC and its affiliates is based on an amended Schedule 13G filed by FMR LLC with the SEC on February 13, 2015.

18 The principal office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. The foregoing information regarding the stock holdings of BlackRock, Inc. is based on an amended Schedule 13G filed by BlackRock, Inc. with the SEC on January 26, 2015.

19 The principal office of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price Associates and its affiliates is based on an amended Schedule 13G filed by Price Associates with the SEC on February 11, 2015.

20 The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The foregoing information regarding the stock holdings of Vanguard is based on a Schedule 13G filed by Vanguard with the SEC on February 10, 2015.

21 Includes (i) with respect to all directors and Named Executive Officers, (a) 863,772 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 60,301 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (c) outstanding options to purchase 66,986 shares that either are exercisable or will become exercisable within 60 days and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 181,133 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 7,677 shares held in 401(k) Plan accounts and (c) outstanding options to purchase 69,794 shares that either are exercisable or will become exercisable within 60 days. Additionally, (i) all directors and Named Executive Officers collectively hold 343,387 restricted stock units that vest more than 60 days from April 15, 2015, (ii) all executive officers that are not Named Executive Officers or directors collectively hold 160,469 restricted stock units that vest more than 60 days from April 15, 2015 and (iii) all non-employee directors who deferred restricted stock units that vested collectively hold 30,120 deferred restricted stock units. Including these restricted stock units, directors and executive officers as a group beneficially own 2.1% of the outstanding shares of common stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2014 the executive officers and directors of the Company timely complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s executive compensation program consists of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) equity-based awards; and (iv) benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals.

Base Salary.  The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation.  The components of the Company’s annual incentive compensation (i.e., PIP (as defined below) bonus) are set by the Compensation Committee annually and are designed to reward the achievement of pre-established performance goals.

Each executive officer’s PIP bonus (other than Mr. Bergman’s) is based on the following three weighted components:

➢	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below;

➢	the executive officer’s specific business unit financial goals; and

➢	the executive officer’s individual performance goals.

Mr. Bergman’s annual incentive compensation (paid under the Company’s 162(m) Cash Bonus Plan and PIP) is based on the following three weighted components:

➢	the Company’s corporate financial (i.e., EPS) goal;

➢	the average performance of the Company’s other executive officers with respect to their respective business unit financial goals under the PIP; and

➢	the average performance of the Company’s other executive officers with respect to their respective individual performance goals under the PIP.

Equity-Based Awards.  The Company allocates equity-based awards in the form of restricted stock/units that cliff vest at the end of four years for time-based awards and at the end of three years for performance-based awards.

➢

Named Executive Officers receive 65% of their equity-based awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units, except for Mr. Bergman who receives 100% of his equity-based awards in the form of performance-based restricted stock/units.

➢

Awards of performance-based restricted stock/units granted to participants, including the Named Executive Officers, are tied to the Company’s earnings per share, subject to any potential required adjustments as described below. When the Company successfully achieves its target EPS, participants, including the Named Executive Officers, are paid at target levels. When the Company’s performance exceeds the target EPS, participants, including the Named Executive Officers, receive additional shares with respect to their awards of restricted stock/units up to a 200% maximum payout. When the Company’s performance does not meet the target EPS, shares paid to participants, including the Named Executive Officers, are reduced.

Benefits and Perquisites.  The Company provides a program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our executive officers. See “Compensation Structure – Pay Elements – Details –Benefits and Perquisites” set forth below.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance and for creating long term value for stockholders. The primary objectives of the program are to:

➢	align rewards with the achievement of performance that enhances stockholder value;

➢	support the Company’s strong team-based orientation;

➢	encourage high potential team players to build a career at the Company; and

➢	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance, promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will drive long-term success for the Company thereby enhancing stockholder value.

The compensation program rewards team accomplishments while, at the same time, promoting individual accountability. The Company has a planning and goal-setting process that is fully integrated into the compensation system, intended to result in a strong relationship between individual efforts, business unit financial results and Company financial results with executive officer financial rewards.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics. As shown in the Summary Compensation Table, in 2014, the sum of restricted stock unit awards, annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and bonus, if any, represented between 70% and 77% of the total compensation for the Named Executive Officers. We believe that this combination of incentives has worked well for the Company and its stockholders as evidenced by, among other things, the Company’s record net sales of over $10.4 billion in fiscal 2014 (an increase of 8.5% over the prior fiscal year ended December 28, 2013 (“fiscal 2013”)) and growth in diluted EPS of 10.3% in fiscal 2014 over fiscal 2013.

We seek to provide competitive compensation that is commensurate with performance. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock/unit awards reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors. The charter is available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

When considering decisions concerning the compensation of the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of PM&P, an independent compensation consultant. For fiscal 2014, PM&P advised and consulted with the Compensation Committee with respect to certain executive compensation matters, including assisting it in its review and determination of the peer group companies used for benchmarking compensation. PM&P did not determine nor recommend the exact amount or form of executive compensation for any executive officer. PM&P has also assisted the Compensation Committee with several special projects, including advice on director compensation. PM&P does no other work for the Company.

The Compensation Committee retains PM&P directly, and PM&P reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, PM&P may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, PM&P has the discretion to seek input and feedback from Company management regarding PM&P’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm PM&P’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from PM&P, annually reviews competitive compensation data prepared by Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has assessed the independence of PM&P pursuant to the SEC and NASDAQ Stock Market rules taking into consideration each of the six independence factors established under such rules. The Compensation Committee’s assessment affirmed the independence of PM&P with respect to executive compensation matters concluding that no conflict of interest exists that would prevent PM&P from serving as an independent consultant to the Compensation Committee. The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

The Role of Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 28, 2014, 95% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ support of the Company’s approach to executive compensation. The Company previously held discussions with, and obtained input from, certain of its stockholders regarding the performance metrics utilized in connection with the Company’s annual incentive and equity-based compensation plans. Additionally, in 2014, following an analysis of compensation policies and practices and based on the results of the say-on-pay vote, the Compensation Committee determined that the Company’s current approach to executive compensation is in the best interest of the Company and its stockholders and, therefore, did not make any change to its approach to executive compensation or make any significant changes to its executive compensation program from fiscal 2013. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes and stockholder discussions when making future compensation decisions for the Named Executive Officers.

Compensation Structure

Pay Elements – Overview

The Company utilizes four main components of compensation:

➢	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

➢	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

➢	Equity-Based Awards—stock-based awards including restricted stock/units; and

➢

Benefits and Perquisites—includes medical, dental, life, disability and travel insurance benefits, retirement savings, car allowances, executive health exams and, in the case of Mr. Bergman, certain additional services as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). In 2014, based on individual responsibilities and performance, the Company’s performance and competitive market data with respect to base salary pay practices, the Compensation Committee increased the base salaries for the Named Executive Officers by a weighted average of 2.7%.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is determined and paid under the Performance Incentive Plan (“PIP”) for such year, although annual incentive compensation relating to financial performance goals for Mr. Bergman is determined and paid under the Section 162(m) Cash Bonus Plan.

Components of the PIP

The components of the PIP are designed to reward the achievement of pre-established corporate financial, business unit financial and individual performance goals. At the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval, and sets such goals and target payout for participants who are not executive officers.

PIP targets and goals for 2014 for the Named Executive Officers were established at the beginning of 2014. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2014 PIP were based on:

➢	the Company’s 2014 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2014 PIP (the “2014 Company Financial/EPS Target”);

➢	achievement of financial goals in their respective business units (“Business Financial Goals”); and

➢	achievement of individual performance objectives (“Individual Performance Goals”).

2014 Company Financial/EPS Target

Under the 2014 PIP, the Compensation Committee may adjust the 2014 Company Financial/EPS Target for the following factors (which factors have been selected by the Compensation Committee):

➢	acquisitions and new business ventures not initially considered when developing the target including,

¡	the accretive or dilutive effect of such acquisition and new business ventures;

¡	any gain, loss or expense related to the disposal of a business or discontinued operations not initially considered when developing the target;

¡	unbudgeted professional fees and acquisition expenses related to closed acquisition or dispositions; and

¡

unbudgeted professional fees and acquisition expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case all such fees and expenses (from the first dollar) shall be excluded;

➢	certain capital transactions (including capital stock repurchases);

➢	other changes in average outstanding shares (other than those resulting from capital transactions referred to above);

➢	changes in a designated foreign exchange rate outside a pre-established range;

➢	unforeseen events or circumstances affecting the Company; and

➢	changes in accounting principles or in applicable laws or regulations.

Additionally, the Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may award all or a portion of a PIP award upon the attainment of any goals (including the applicable predefined goals). Also, the Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may grant discretionary awards under the PIP.

In 2014, the Compensation Committee undertook a review of the 2014 Company Financial/EPS Target used in our PIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for peer group companies with revenues between $8 billion and $12 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the current performance objectives of the PIP. Following consideration of these factors, the Compensation Committee concluded, as further described below, that it was in the best interest of the Company and its stockholders to continue to use adjusted earnings per share as the metric for the portion of the PIP bonus that is based on the Company’s performance.

The Compensation Committee believes adjusted EPS is appropriate for the portion of the PIP bonus that is tied to the Company’s performance because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders, (iii) is sufficiently different from our long-term equity plan metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one year goal and (iv) is a metric used by a majority of our peer group companies as the performance factor for the company-performance portion of their annual incentive compensation plan.

Also, as stated above, our PIP for the Named Executive Officers (other than Mr. Bergman) is made up of the 2014 Company Financial/EPS Target, Business Financial Goals and Individual Performance Goals. The Compensation Committee believes that the Business Financial Goals and Individual Performance Goals (as described below) already take into account performance metrics factors (including, without limitation, measures such as pre-tax income, business unit expense, net sales and similar factors) and, therefore, the introduction of another performance metric for the 2014 Company Financial/EPS Target is not necessary as our executive officers are already incentivized with various financial goals appropriate for their respective profit centers or business units.

Finally, as evidenced by the Company’s historical stock performance and financial results, using earnings per share to measure the portion of the PIP bonus that is based on the Company’s performance has successfully driven value creation and, accordingly, has been an effective incentive for our executive officers.

Business Financial Goals and Individual Goals for Named Executive Officers (other than CEO)

The weight (expressed as a percentage of the PIP target payout) for each component of the PIP awards for the Named Executive Officers (other than Mr. Bergman) is as follows:

	2014 Company Financial/EPS Target	Business Financial Goals	Individual Performance Goals

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	30%	55%	15%

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	60%	20%	20%

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	40%	40%	20%

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	40%	35%	25%

Business Financial Goals and Individual Performance Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the Company’s EPS (as described below).

Business Financial Goals and Individual Performance Goals are designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the targets for PIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goals or Individual Performance Goals are not fully achieved and greater-than-median awards when goals are exceeded. The maximum payout percentage under the PIP for the Named Executive Officers is 200% for the Company/Financial EPS Target, ranges from 125% to 200% for the Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals.

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the Business Financial Goals and Individual Performance Goals are as follows:

Mr. Breslawski:

➢	Business Financial Goals (55%). This goal measures actual achievement against target of pre-tax income after capital charge attributable to the Global Dental Group.

➢

Individual Performance Goals (15%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) global leadership initiatives; (ii) strategies to expand market share; (iii) strategic planning and business development initiatives; (iv) policies and procedures to advance global business efficiencies and optimization and (v) technological advancements.

Mr. Paladino:

➢

Business Financial Goals (20%). These goals measure actual achievement against target of net income attributable to the Company’s Financial Services Group and of expense budget for the Company’s Corporate Finance Group.

➢

Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) capital resource efficiencies; (ii) business development initiatives and processes; (iii) internal controls; (iv) accounting processes and tax planning; (v) financial reporting systems; (vi) investor relations; (vii) Financial Services Group key priorities; (viii) global leadership initiatives and (ix) information security enhancements.

Mr. Benjamin:

➢	Business Financial Goals (40%). These goals measure actual achievement of targeted expense budgets for the Company’s Global Services Group.

➢

Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategies to maximize gross profit; (ii) human capital strategic plans; (iii) key initiatives, including supply chain and customer-focused initiatives; (iv) succession planning; (iv) projects to advance global services efficiencies; (v) information and other security enhancements; (vi) compensation matters and (vii) social responsibility matters.

Mr. Mlotek:

➢

Business Financial Goals (35%). These goals are tied to three key areas that measure actual achievement against target of: (i) modeled pre-tax income from exclusive product arrangements; (ii) return on investment and net income, in each case, following certain periods following acquisitions and (iii) Corporate Business Development Group expenses.

➢

Individual Performance Goals (25%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategic planning; (ii) strategic initiatives; (iii) business development projects; (iv) the integration of acquired businesses; (v) best practices (including team development, integration and hiring) and (vi) leadership initiatives.

2014 PIP

In 2014, based on individual responsibilities and performance, the Company’s performance and competitive market data with respect to pay practices, the Compensation Committee increased the payout for achievement of the PIP target goals for the Named Executive Officers (other than Mr. Bergman) by a weighted average of 9.1% and increased the payout for achievement of the target goals under Mr. Bergman’s 162(m) Plan and PIP, in the aggregate, by 2.6%.

In March 2014, the Compensation Committee set the 2014 Company Financial/EPS Target at $5.32, representing the target goal designed to result in a PIP award payout equal to 100%. To account for the impact of acquisitions, acquisition expenses and certain capital transactions that occurred during fiscal 2014 (including capital stock repurchases) the Compensation Committee decreased the 2014 Company Financial/EPS Target from $5.32 to $5.31. During the first quarter of 2015, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the PIP performance goals that had been previously established, and submitted proposed PIP payouts for the participating officers to the Compensation Committee for review and approval.

Our 2014 diluted EPS from continuing operations was $5.44, which resulted in a payout of 133.4% of the 2014 Company Financial/EPS Target portion of the PIP award based on the pre-established weighted formula set by the Compensation Committee under the 2014 PIP. PIP awards for the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” In connection with the 2014 PIP, discretionary bonuses in the amount of $100,000, $60,000, $75,000 and $50,000 were awarded to Messrs. Breslawski, Paladino, Benjamin and Mlotek, respectively, in recognition of their individual extraordinary contributions to the Company in 2014 that supported the Company’s overall goals and strategies and the desire to align annual incentive compensation for executives with similar impact and level of responsibility within the Company. These discretionary bonuses appear in the Summary Compensation Table in the column captioned “Bonus.”

Additionally, in 2013, the Compensation Committee approved a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the PIP cash bonus paid to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date. This policy was effective beginning with the 2013 PIP.

Annual Incentive Compensation for CEO

Mr. Bergman’s annual incentive compensation for 2014 had two components:

➢	pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan; and

➢	pre-established performance goals set under the PIP.

Mr. Bergman’s 2014 award under the Section 162(m) Cash Bonus Plan was based on the Company’s 2014 Company Financial/EPS Target (weighted at 75% of his total award under both plans) and the average performance of the Company’s other executive officers with respect to their Business Financial Goals (weighted at 12 1⁄2% of his total award under both plans). Based on 2014 achievement levels, the Compensation Committee determined Mr. Bergman was entitled to a $2,257,625 bonus under the Section 162(m) Cash Bonus Plan with respect to 2014 performance.

Mr. Bergman’s 2014 award under the PIP was based on the average performance for Individual Performance Goals of the Company’s other executive officers (weighted at 12 1⁄2% of his total award under both plans). Such bonus is designed to further motivate Mr. Bergman to facilitate the individual performance of the Company’s executive officers and is consistent with the Company’s strong team-based approach. The Compensation Committee determined Mr. Bergman was entitled to a $251,550 bonus under the PIP with respect to 2014 performance.

Such calculations, under both the Section 162(m) Cash Bonus Plan and the 2014 PIP, resulted in a total bonus amount of $2,509,175 for Mr. Bergman.

Equity-Based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s executive compensation program.

Type of Award - Restricted Stock/Units

The current method of allocating the equity-based awards solely to restricted stock/units is designed to use fewer shares as compared to “appreciation-based” awards (such as stock options) while continuing to provide long-term incentives with a strong retention component to participants.

Vesting

Performance-based restricted stock/units vest 100% on the third anniversary of the grant date (three-year cliff vesting) and time-based restricted stock/units vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case provided that no termination of service had occurred (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement (solely with respect to restricted stock units), death or disability, or change in control (as defined in the 2013 Stock Incentive Plan)). (See “Pay Levels and Benchmarking” set forth below.) For all participants under the 2013 Stock

Incentive Plan, other than executive officers, the restricted stock/units are allocated as 50% performance-based awards and 50% time-based awards. Mr. Bergman receives his awards of restricted stock/units as 100% performance-based awards. Executive officers (other than Mr. Bergman) receive 65% of their awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units.

Effective with LTIP awards granted on or after March 1, 2013, the Compensation Committee (i) eliminated the single trigger acceleration of restricted stock/units upon a change of control and provided that restricted stock/units granted on or after such date will vest automatically upon a participant’s termination of employment without cause occurring within two years after the change of control and (ii) approved a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the fair market value of the aggregate shares of restricted stock/units payable to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee, except with respect to new hires where the grant date is a fixed date after the date on which such grant is approved by the Compensation Committee.

Performance Criteria

At the time the LTIP performance-based goal is set, it is substantially uncertain that the goal will be achieved. As the Company continues to grow, we continue to tie the performance goals to the Company’s earnings per share at growth rates that we believe exceed market growth for the markets in which we operate and reflect economic conditions. The Compensation Committee set the target and maximum payout for performance-based restricted stock/unit awards at 100% and 200%, respectively.

In 2014, the Compensation Committee undertook a review of the performance metrics used in our performance-based LTIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for peer group companies with revenues between $8 billion and $12 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the performance objectives of the LTIP. Following consideration of these factors, the Compensation Committee concluded that it was in the best interest of the Company and its stockholders to continue to use three-year cumulative earnings per share as the metric for the LTIP because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders, (iii) is sufficiently different from our short-term incentive plan (i.e., PIP) metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one year goal and (iv) is a metric used by a majority of our peer group companies as the performance factor for their respective long-term equity plans.

Additionally, pursuant to the LTIP, the Compensation Committee is required to adjust the EPS performance goal for the following factors (which factors have been selected by the Compensation Committee):

➢	acquisitions and new business ventures not initially considered when developing the target including,

¡	the effect of accretion or dilution related to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction;

¡	any gain, loss or expense related to the disposal of a business or discontinued operations;

¡	unbudgeted acquisition and professional fees and expenses related to closed acquisition or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

¡

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case the effect of all such fees and expenses (from the first dollar) incurred in the year of the acquisition or disposition shall be excluded, but only for that year;

➢	certain capital transactions (including capital stock repurchases);

➢	other differences in budgeted average outstanding shares other than those resulting from capital transactions referred to above;

➢	any restructuring costs separately identified in the Company’s periodic filings;

➢	the effects of a designated foreign exchange rate outside a pre-established range; and

➢	changes in accounting principles or in applicable laws or regulations.

Although some companies use relative total shareholder return as a performance metric, the Compensation Committee does not believe such metric is appropriate for the Company’s circumstances at this time because such metric (i) does not clearly summarize the earnings generated for stockholders (e.g., earnings per share), (ii) tends to reward stock price volatility, (iii) is measured on a relative basis so it is highly dependent on the peer group chosen and we believe a selection of an appropriate peer group would be difficult for the purpose of measuring relative total shareholder return due to size, types of businesses the Company is involved in, business differentials and consolidation of companies within the industry (e.g., companies selected for the peer group at the beginning of the period may be merged into other companies by the end of the three-year period which may skew results), (iv) is not used by any of our peer companies and (v) provides for payouts in negative return scenarios so long as the Company outperforms its peer group (i.e., the executive may receive a high payout while stockholders are losing value).

As evidenced by the Company’s historical stock performance and financial results, LTIP performance criteria of three-year cumulative earnings per share has been an effective incentive for our executive officers. For all the reasons stated above, the Compensation Committee believes it is in the best interest of the Company and its stockholders to use three-year cumulative earnings per share as the performance metrics for its long term equity awards.

2012 – 2014 Performance-Based Restricted Stock Awards

With respect to outstanding performance-based restricted stock/unit awards granted from 2012 to 2014, to account for the impact of acquisitions, acquisition expenses and certain capital transactions (including capital stock repurchases) that occurred in 2014 and, solely with respect to the 2012 and 2013 LTIP grants, the effects in 2014 of a designated foreign exchange rate outside a pre-established range, the Compensation Committee increased the three-year EPS performance goal for the performance-based restricted stock/units granted in 2012, 2013 and 2014 by 0.14%, 0.38% and 0.53%, respectively.

In 2014, based on the Company’s performance and competitive market data with respect to equity compensation practices, the Company increased the value of the 2014 LTIP restricted stock unit awards for the Named Executive Officers by a weighted average of 10.5% as compared to the value of their awards in 2013.

On February 27, 2014, Mr. Bergman was granted 23,159 restricted stock units with a grant date fair value of $2,750,000, Mr. Breslawski was granted 9,263 restricted stock units with a grant date fair value of $1,100,000, each of Messrs. Paladino, Benjamin and Mlotek was granted 8,421 restricted stock units with a grant date fair value of $1,000,000. Each such grant was made under the Company’s 2013 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based with three-year cliff vesting and the grants for Messrs. Breslawski, Paladino, Benjamin and Mlotek were 65% performance-based with three-year cliff vesting and 35% time-based with four-year cliff vesting.

On March 7, 2014 (the vesting date of March 9, 2014 was a weekend so the awards vested on March 7, 2014, the preceding business day), the performance-based restricted stock/units granted under the 2011 LTIP vested with a 100.15% achievement of the EPS performance goal and a payout awarded in shares of Company common stock equal to 102.4% of the original number of shares/units underlying the award granted and not otherwise forfeited. The three-year cumulative EPS target for the performance-based restrictive stock/units granted under the 2011 LTIP was $12.97 (as adjusted) and the actual three-year cumulative EPS was $12.99 (as adjusted).

On March 2, 2015, the performance-based restricted stock/units granted under the 2012 LTIP vested with an achievement of 100.84% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 111.7% of the original number of shares/units underlying the award granted (based on target performance) and not otherwise forfeited. The three-year cumulative EPS performance goal for the performance-based restrictive stock/units granted under the 2012 LTIP was $14.26 (as adjusted) and the actual three-year cumulative EPS was $14.38 (as adjusted).

2015 Equity Awards

On March 3, 2015, Mr. Bergman was granted 24,863 restricted stock units with a grant date fair value of $3,500,000, Mr. Breslawski was granted 11,366 restricted stock units with a grant date fair value of $1,600,000, each of Messrs. Paladino and Benjamin was granted 10,655 restricted stock units with a grant date fair value of $1,500,000, and Mr. Mlotek was granted 9,945 restricted stock units with a grant date fair value of $1,400,000. Each such grant was made under the Company’s 2013 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based restricted stock units with three-year cliff vesting and Messrs. Breslawski, Paladino, Benjamin and Mlotek’s grants were 65% performance-based restricted stock units with three-year cliff vesting and 35% time-based restricted stock units with four-year cliff vesting.

Benefits and Perquisites

The Company’s executive compensation program also includes benefits and perquisites. These benefits include annual matching contributions of up to 7% of base salary to executive officers’ 401(k) Plan accounts, annual allocations to the Company’s Supplemental Executive Retirement Plan (“SERP”) accounts, health benefits, annual executive health physicals, automobile allowances and life insurance coverage. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes hourly leased aircraft to efficiently optimize management’s time for business travel. If seating is available, the Company permits an executive’s spouse or other guests to accompany the executive on the flight. If the aircraft is used for personal purposes, the value of aircraft usage is imputed to the executive as income, unless such amount is reimbursed to the Company by the executive.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the PIP and the Section 162(m) Cash Bonus Plan) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Standard Industrial Classification or SIC codes; (ii) Global Industry Classification System or GICS; (iii) companies identified by Hoover’s, Inc. as our peer companies; (iv) companies listed as peers by our current list of peer companies and (v) company size, including, among other things size by market capitalization, revenue and number of employees. Based on such analysis, the Compensation Committee determined the peer group of companies for fiscal 2014 to be AmerisourceBergen Corporation, Cardinal Health, Inc., Dentsply International Inc., MSC Industrial Direct Co., Inc., MWI Veterinary Supply, Inc., Omnicare, Inc., Owens & Minor, Inc., Patterson Companies, Inc. and W.W. Grainger, Inc. At management’s direction, Towers Watson, a professional services/human resources consulting company, prepares the peer group analysis and comparative data for companies with revenues between $8 billion and $12 billion for the Company. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with its independent compensation consultant, PM&P.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have an employment agreement with Mr. Bergman and we have had change in control agreements with the Named Executive Officers, other than Mr. Bergman, since 2003, which were amended in 2012 to, among other things, eliminate the gross-up for excise taxes imposed by Section 4999 of the Code. These agreements provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment Agreement and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our executive officers.

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers and directors of the Company with the interests of the stockholders of the Company, the executive officers and directors should have a financial stake in the Company. The Board of Directors adopted a policy requiring (i) each executive officer who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (ii) each executive officer who does not report directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of one times such executive officer’s annual base salary. Newly appointed executive officers will have five years from the date of their appointment to comply with the Company’s stock ownership policy. The Board of Directors will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) Plan account; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such executive officer’s annual base salary must be owned by such executive officer in the form of shares of common stock. The Stock Ownership Policy for non-employee directors of the Company is set forth under “Executive and Director Compensation-Director Compensation for Fiscal 2014-Stock Ownership Policy.”

Further, as a guideline, executive officers may only sell up to one-half of the equity value above the ownership requirement.

All executive officers are in compliance with the Company’s Stock Ownership Policy.

The Company also prohibits hedging or other derivative transactions by its executive officers and prohibits pledging of Company stock by its executive officers.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of options, restricted stock/units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock/units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted. For options, the cost is equal to the Black-Scholes value on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments. Although the Company has begun to utilize restricted stock/units, the Compensation Committee is mindful of the fact that, with respect to options, the accounting charge is not reversible should the option expire with a market price less than the exercise price. Additionally, the Compensation Committee may grant compensation that does not constitute performance-based compensation under Section 162(m) of the Code if it considers it appropriate and in the best interest of the Company. Grants under the Company’s Section 162(m) Cash Bonus Plan, option grants and awards of performance-based restricted stock/units are generally intended to be performance-based under Section 162(m) of the Code; although grants under the PIP are tied to the Company’s performance and these are not intended to meet the requirements under Section 162(m) of the Code.

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to certain Named Executive Officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans, however, the Compensation Committee reserves the right to make adjustments that may result in the payment of non-deductible compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE
Barry J. Alperin, Chairman
Donald J. Kabat
Norman S. Matthews

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of April 23, 2015 are:

Name	Age	Position
Gerald A. Benjamin	62	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	65	Chairman, Chief Executive Officer, Director
James P. Breslawski	61	President of Henry Schein, Inc., Chief Executive Officer of Henry Schein Global Dental, Director
Leonard A. David	66	Senior Vice President and Chief Compliance Officer
Michael S. Ettinger	54	Senior Vice President, Corporate & Legal Affairs, Chief of Staff and Secretary
James A. Harding	59	Senior Vice President and Chief Technology Officer
Stanley Komaroff	80	Senior Advisor
Lorelei McGlynn	51	Senior Vice President, Global Human Resources and Financial Operations
David C. McKinley	62	President, Medical Group
Bob Minowitz	56	President, International Dental Group
Mark E. Mlotek	59	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	58	Executive Vice President, Chief Financial Officer, Director
Michael Racioppi	60	Senior Vice President, Chief Merchandising Officer
Paul Rose	57	Senior Vice President, Global Supply Chain
Lonnie Shoff	56	Chief Executive Officer, Global Animal Health and Strategic Partnership Group
Walter Siegel	55	Senior Vice President and General Counsel

The biographies for Messrs. Benjamin, Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1 – Election of Directors” set forth above. Biographies for our other executive officers are:

LEONARD A. DAVID has been with the Company since 1990, and in his current position as Senior Vice President and Chief Compliance Officer since 2006. He is also a member of our Executive Management Committee. As Chief Compliance Officer, Mr. David manages the Regulatory Affairs and Security Groups and leads the global compliance function, focusing on corporate integrity, governance and business ethics. In this role, Mr. David interacts closely with virtually every infrastructure and business division within the Company. Mr. David held the position of Vice President of Human Resources and Special Counsel from 1995 to 2005 and Vice President, General Counsel and Secretary from 1990 through 1994. Prior to joining us, Mr. David was a practicing attorney in New York and New Jersey specializing in corporate and commercial law. Mr. David informed the Company that he will retire effective July 3, 2015, after 25 years with the Company. After his retirement date, Mr. David will continue his relationship with the Company as a consultant.

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Senior Vice President, Corporate & Legal Affairs, Chief of Staff and Secretary since March 2015. He is also a member of our Executive Management Committee. Mr. Ettinger oversees all activities in the legal and regulatory functions, the work of the Company’s global communications team, government relations, and the operations of the Office of the CEO, including Henry Schein Cares, the Company’s global corporate social responsibility program. In addition, Mr. Ettinger manages the Company’s corporate secretary function. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Secretary from 2013 to March 2015; Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen.

JAMES A. HARDING has been with the Company since 2000, and in his current position as Senior Vice President and Corporate Chief Technology Officer since 2005. He is also a member of our Executive Management Committee. Mr. Harding is responsible for ensuring that information technology remains a competitive advantage for the Company, internally and externally. In this capacity, Mr. Harding leads our Global Practice Solutions Group, as well as the Global Information Services function. Mr. Harding was formerly Chief Information Officer at Olsten Corporation, a leading health care and staffing services company. Prior to Olsten, Mr. Harding worked for 20 years at Mobil Oil Corporation in various capacities including Chief Information Officer of the America’s Marketing & Refining Division and Director of Global IT Architecture.

STANLEY KOMAROFF has been with the Company since 2003 as Senior Advisor and a member of our Executive Management Committee, concentrating in business development and acquisitions, joint ventures, international matters, and legal and regulatory affairs. Prior to joining the Company, Mr. Komaroff was a partner for 35 years at the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation. He served as an advisor on legal and board-related issues and provides a wealth of experience in the corporate, commercial and health care worlds. Mr. Komaroff was the Chairman of Proskauer Rose LLP from 1991 to 1999, and he led the firm through a period of significant growth. Prior to being elected as Chairman of the firm, Mr. Komaroff was the Chair of its Corporate Department. As a general corporate and securities lawyer, Mr. Komaroff has extensive experience in mergers and acquisitions, strategic partnerships and international transactions. Mr. Komaroff has been active in civic and philanthropic matters. For more than 10 years, Mr. Komaroff was a member of the New York State Hospital Review and Planning Council, having received multiple gubernatorial appointments to this position. Mr. Komaroff is a member of the Board of Trustees of The Mount Sinai Health System, The Mount Sinai Hospitals Group, The Mount Sinai Hospital, Mount Sinai Beth Israel, Mount Sinai Roosevelt, Mount Sinai St. Luke’s and New York Eye and Ear Infirmary of Mount Sinai. Mr. Komaroff currently serves on the Board of Directors of the Westhampton Beach Performing Arts Center.

LORELEI MCGLYNN has been with the Company since 1999, and in her current position as Senior Vice President, Global Human Resources and Financial Operations since 2013. Ms. McGlynn is also a member of the Company’s Executive Management Committee. Since joining Henry Schein, Inc. in 1999, Ms. McGlynn has served as Vice President, Global Human Resources and Financial Operations from 2008 to 2013, Chief Financial Officer, International Group and Vice President of Global Financial Operations from 2002 to 2008 and Vice President, Finance, North America from 1999 to 2002. Through these various roles with the Company, Ms. McGlynn attained significant global experience at Henry Schein’s operations around the world. In her current position, Ms. McGlynn is responsible for managing the Company’s Global Human Resources function, including recruiting, organizational development, compensation, benefits and employee relations. In addition, Ms. McGlynn oversees Henry Schein’s Accounts Payable, Accounts Receivable, Payroll and Financial Inventory departments. In addition to managing day-to-day Global Human Resources and Financial Operations, Ms. McGlynn leads and participates in numerous special projects, such as system integrations, software implementations, due diligence, Team Schein Member communications and global best practices. Prior to joining the Company, Ms. McGlynn served as Assistant Vice President of Finance at Adecco Corporation. Ms. McGlynn is a Senior Professional In Human Resources (SPHR Certified).

DAVID C. MCKINLEY has been with the Company since 2005, and in his current position as President, Medical Group since 2008. Mr. McKinley is also a member of the Company’s Executive Management Committee. The Company’s Medical Group serves physician offices, clinics, ambulatory surgery centers, clinical laboratories and other alternate care market segments. Before assuming his current position, Mr. McKinley was President of Henry Schein Practice Solutions from 2006 to 2008 and the President of Dental Prosthetic Solutions from 2005 to 2006. Prior to joining us, Mr. McKinley served as the Group Executive for Olympus Medical North America, a market leader for medical and surgical instruments, endoscopes and imaging systems, and as General Manager for the Bard Urology and Bard Germany businesses. Mr. McKinley currently serves on the Health Industry Distributors Association (HIDA) Education Foundation.

BOB MINOWITZ has been with the Company since 1986, and in his current position as President, International Dental Group since 2012. Mr. Minowitz is also a member of the Company’s Executive Management Committee. Before assuming his current position, Mr. Minowitz held a number of key roles with increasing responsibility throughout the Company, including President, Henry Schein European Dental Group from 2009 to 2012, President, Henry Schein Western Europe, Middle East and Pacific Regions from 2006 to 2009, Managing Director, Henry Schein U.K. Holdings, President Henry Schein Western Europe from 2004 to 2006 and President Henry Schein Europe from 2001 to 2004. Mr. Minowitz has played a key role in establishing Henry Schein’s international operations, from the Company’s initial European expansion in The Netherlands in 1990 and Spain in 1991, to more recent growth across Europe, Asia and Australasia. Throughout his career with Henry Schein, Mr. Minowitz has lived and worked in several countries throughout Europe. Prior to joining Henry Schein, Mr. Minowitz was a Senior Internal Auditor at Bristol-Myers Company.

MICHAEL RACIOPPI has been with the Company since 1992, and in his current position as Senior Vice President, Chief Merchandising Officer since 2008. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Racioppi served as President of the Medical Group from 2000 to 2008 and Interim President from 1999 to 2000, and Corporate Vice President from 1994 to 2008, with primary responsibility for the Medical Group, Marketing and Merchandising departments. Mr. Racioppi served as Senior Director, Corporate Merchandising from 1992 to 1994. He currently serves on the board of National Distribution and Contracting and he previously served on the board of the Healthcare Distribution Management Association and the Health Industry Distributors Association (HIDA). Before joining the Company, he was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

PAUL ROSE has been with the Company since 2001, and in his current position as Senior Vice President, Global Supply Chain since 2013. Prior to holding his current position, Mr. Rose held a number of key roles with increasing responsibility throughout the Company, including serving as Vice President, Global Supply Chain from 2008 to 2013, Vice President, Global Inventory

Management from 2004 to 2008 and Vice President, Inventory Management, North America from 2001 to 2004. Mr. Rose is also a member of the Company’s Executive Management Committee. As Senior Vice President of Global Supply Chain, Mr. Rose is directly responsible for distribution, inventory and product mix to support the Company’s Global Dental, Medical and Animal Health businesses. Mr. Rose’s team generates over $6 billion in product purchases each year and maintains a robust level of inventory that enables the Company to service its customers with product fill rates of over 98% on a global basis. He is also responsible for working with the Company’s senior management team to establish and implement Worldwide Supply Chain procedures and guidelines. In addition to his Global Supply Chain responsibilities, he manages the Company’s Inventory Management team, which includes Purchasing and Product Data Management. Mr. Rose also manages the Global Distribution Services, Inbound and Outbound Transportation, EDI and Supplier Partnership Program. Additionally, he manages the Company’s Global Sourcing Team. He has also served on the Health Industry Distributions Association (HIDA) Supply Chain Advisory Council and as the National Wholesale Druggists’ Associations Pharmaceutical Market Committee Chairman.

LONNIE SHOFF has been with the Company since 2009, and in her current position as Chief Executive Officer of our Global Animal Health and Strategic Partnership Group since 2012. Ms. Shoff is also a member of our Executive Management Committee. In this position, Ms. Shoff oversees our Global Animal Health business, which serves veterinary customers in the United States, 11 countries across Europe, Australia and New Zealand. She also oversees our Global Dental Specialties Group and a growing portfolio of joint ventures. Prior to holding her current position, Ms. Shoff was President of our Global Healthcare Specialties Group since 2009. Prior to joining us, Ms. Shoff was with Roche Diagnostics, where she held a series of positions of increasing responsibility in the United States and Switzerland over the course of 20 years, most recently as Senior Vice President and General Manager, Applied Science, focusing on applied science, molecular diagnostics, global business development, and marketing and business management, including leading the U.S. commercial operations for this $350 million group. Ms. Shoff has managed the life cycles of more than 2,500 products, launched several novel technologies and nurtured ventures from seed funding through product launch. While at Roche Diagnostics, Ms. Shoff also built a Global Internal Venturing Program, which the London School of Business praised in its book, Inventuring: Why Big Companies Must Think Small.

WALTER SIEGEL has been with the Company since 2013 as Senior Vice President and General Counsel. Mr. Siegel is also a member of the Company’s Executive Management Committee. Mr. Siegel directs the Company’s worldwide legal functions and activities, advising the Company on a broad range of legal matters affecting various business units, including, among other things, mergers and acquisitions, litigation, intellectual property and SEC reporting. He also manages input from outside counsel on corporate and litigation matters, and oversees and participates in drafting a broad range of commercial documents and contracts between the Company’s business units (and affiliates) and third parties. Mr. Siegel comes to Henry Schein with a diverse and wide background of legal expertise, including mergers and acquisitions, partnerships, securities, litigation and regulatory matters. From 2005 to 2012, Mr. Siegel held positions of increasing responsibility, including Senior Vice President, General Counsel and Secretary, for Standard Microsystems Corporation, a publicly traded global semiconductor company.

Summary Compensation Table for Fiscal 2014, Fiscal 2013 and Fiscal 2012

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	2014 2013 2012	$1,268,846 $1,234,846 $1,201,923	$0 $0 $0	$2,750,000 $2,500,000 $2,250,000	$0 $0 $0	$2,509,175 $2,130,377 $2,242,500	$0 $0 $0	$341,670[4] $347,735 $403,352	$6,869,691 $6,212,955 $6,097,775

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	2014 2013 2012	$661,423 $644,154 $626,692	$100,000 $100,000 $0	$1,100,000 $1,000,000 $1,250,000	$0 $0 $0	$562,524 $455,181 $633,330	$0 $0 $0	$79,492[5] $71,239 $70,615	$2,503,439 $2,270,574 $2,580,637

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2014 2013 2012	$521,231 $507,231 $493,769	$60,000 $80,000 $60,000	$1,000,000 $900,000 $1,200,000	$0 $0 $0	$625,544 $481,682 $532,200	$0 $0 $0	$64,901[5] $60,552 $60,141	$2,271,676 $2,029,465 $2,346,110

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	2014 2013 2012	$521,231 $507,231 $493,769	$75,000 $50,000 $55,000	$1,000,000 $900,000 $1,200,000	$0 $0 $0	$590,940 $504,241 $496,125	$0 $0 $0	$67,721[5] $65,796 $59,969	$2,254,892 $2,027,268 $2,304,863

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	2014	$521,231	$50,000	$1,000,000	$0	$536,523	$0	$66,901[5]	$2,174,655

1 Represents additional annual incentive compensation (i.e., bonus) that was awarded at the discretion of the Compensation Committee.

2 Represents restricted stock/units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2014, as filed with the SEC on February 11, 2015. The maximum payout percentage for the February 27, 2014 LTIP awards of performance-based restricted stock units is 200% and the maximum payout percentage for the February 27, 2014 LTIP awards of time-based restricted stock units is 100%. (For Mr. Bergman such amount equals $5,500,000, for Mr. Breslawski such amount equals $1,815,000 and for Messrs. Benjamin, Mlotek and Paladino such amount equals $1,650,000.)

3 Represents annual incentive compensation (i.e., bonus) paid under the PIP, or with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan and the PIP. See “Compensation Structure–Pay Elements–Details–Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the PIP and the Section 162(m) Cash Bonus Plan.

4 Includes the following: (i) $17,500 matching contribution under 401(k) Plan account; (ii) $12,672 in excess life insurance premiums; (iii) $68,939 in SERP contribution; (iv) $18,100 of personal commuting expenses for use of the Company’s car service; (v) $220,513 for the cost of providing administrative services to Mr. Bergman; (vi) $225 for the cost of providing telephone services; (vii) $371 in excess business travel insurance and (viii) $3,350 for executive health exam costs. The amount totaling $239,209 (under items (iv), (v), (vi) and (vii) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes. Pursuant to his employment agreement, Mr. Bergman is entitled to use of a Company automobile but Mr. Bergman did not use a Company automobile in fiscal 2014.

5 For each of Messrs. Breslawski, Paladino, Benjamin and Mlotek, includes the following: (i) $20,400 automobile allowance; (ii) $17,500 matching contribution under 401(k) Plan account; (iii) $371 in excess business travel insurance; (iv) $10,280, $5,274, $8,094, and $5,274 respectively, in excess life insurance premiums; (iv) $27,591; $18,006; $18,006 and $18,006, respectively, in SERP contribution and (v) $3,350 for executive health exam costs. Mr. Mlotek also received a $2,000 service award payment for 20 years of service with the Company.

Employment Agreement and Post Termination and Change in Control Arrangements

Chief Executive Officer

The Company and Mr. Bergman entered into an amended and restated employment agreement which became effective as of December 31, 2011. The employment agreement, as amended and restated, is substantially similar to Mr. Bergman’s prior employment agreement which was scheduled to expire on December 31, 2011. As described in greater detail below, the employment agreement was amended and restated to include a five-year term with successive one-year extensions, eliminate all tax gross-ups including the gross-up for excise taxes imposed by Section 4999 of the Code, provide that any pro rata incentive compensation payable due to certain terminations will be based on actual results for the year in which termination occurs, extend certain post-termination office support for an additional year and include an acknowledgement that any incentive compensation paid will be subject to any clawback policy adopted or implemented by the Company in respect of any applicable law or regulation.

The employment agreement provides for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2016, subject to successive one-year extensions, unless we provide at least six months’ notice of non-renewal, subject to Mr. Bergman’s refusal within 90 days after notice of extension. On December 31, 2011, Mr. Bergman’s annual base salary was set at the annual rate of $1,180,000 and may be increased from time to time. Mr. Bergman’s current base salary is $1,312,000. In addition, his employment agreement provides that the Compensation Committee will establish a target annual incentive compensation opportunity for Mr. Bergman which will be a percentage of base salary determined based on the achievement of performance goals. (See “Compensation Structure – Pay Elements – Details – Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards. See “Compensation Structure – Pay Elements – Details – Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.) It also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive all amounts then owed to him as salary and incentive compensation, a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), accrued and unpaid vacation pay, and all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In the event of Mr. Bergman’s death, these amounts will be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment is terminated for the reasons above, other than due to death, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

If Mr. Bergman resigns within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control, and all unvested outstanding options and shares of restricted stock shall become fully vested, except that in the case of a termination during a specified period in advance of a change in control, Mr. Bergman will receive a cash payment equal to the difference between the consideration paid in the change in control and the strike price of Mr. Bergman’s forfeited options as of the date of termination as provided in his employment agreement.

In the event Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death following a change in control, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment is terminated by us without cause, Mr. Bergman resigns for good reason or his employment term is not renewed following a change in control, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater (in which case no reduction will occur).

Unless his employment agreement is terminated for cause, we will continue the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths except that such coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with a material segment of the Company’s business or recruit, solicit or induce any employee of the Company to terminate their employment with the Company, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason, or (c) as a result of his disability, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

In order to entice Mr. Bergman to accept the terms of the amended and restated employment agreement (which included a five-year renewal of his employment term), the Compensation Committee offered Mr. Bergman a grant of restricted stock units under the 2013 Stock Incentive Plan (formerly known as the 1994 Stock Incentive Plan), with a grant date fair value of $5,000,000 (75,688 shares), and which became effective on November 15, 2011 (the “2011 RSUs”). Except with respect to pro rata vesting or full acceleration of the vesting of the 2011 RSUs as described below, the 2011 RSUs will become vested on December 31, 2016, subject to the attainment of a specified cumulative five-year adjusted earnings per share performance target and Mr. Bergman’s continued employment through such date. In the event of Mr. Bergman’s retirement, his resignation for good reason or termination by us without cause prior to December 31, 2016, a pro rata portion of the 2011 RSUs will vest as of Mr. Bergman’s termination of employment, subject to the achievement of the performance target, with the remaining 2011 RSUs subject to the original vesting criteria and, in the case of Mr. Bergman’s retirement, compliance with the restrictive covenants included in his employment agreement through December 31, 2016. In the event of Mr. Bergman’s death or disability, or in the event Mr. Bergman’s employment is terminated for any reason (other than by the Company for cause) within two years of a change in control of the Company, the 2011 RSUs will become fully vested, without regard to the achievement of the performance target. Once vested, the 2011 RSUs will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of 2011 RSUs will be settled on the six-month anniversary of termination of employment, with any remaining 2011 RSUs that vest on December 31, 2016 generally being settled within 30 days of December 31, 2016 or, if earlier, following a change in control.

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, which were most recently amended effective as of January 1, 2012, to eliminate the gross-up for excise taxes imposed by Section 4999 of the Code and provide that any pro rata incentive compensation payable upon certain terminations in connection with a change in control will be based on actual results for the year in which termination occurs. The change in control agreements, as amended, provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur).

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he will not, without the Company’s prior written consent, solicit our employees for employment.

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our executive officers.

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed the Company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment, change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 31, 2014 under the various scenarios set forth below or in connection with a change in control that occurred on such date.

Name and Principal Position	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)

Company termination for cause	$0	$0	$0	$0	n/a	$0[4]

Resignation without good reason and not due to retirement	$0	$449,000	$0	$857,300	n/a	$1,306,300[5]

Company termination without cause, due to voluntary resignation for good reason or due to non-renewal of employment contract	$9,488,007	$449,000	$0	$943,739	n/a	$10,880,746[6]

Resignation due to retirement	$0	$449,000	$0	$857,300	n/a	$1,306,300[7]

Termination due to disability	$9,488,007	$449,000	$17,499,472	$857,300	n/a	$28,293,779[8]

Resignation for good reason or Company termination without cause within two years after the change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control	$13,043,213	$449,000	$21,478,752	$1,235,539	n/a	$36,206,504[9]

Death of executive	$2,509,175	$213,000	$17,499,472	$0	n/a	$20,221,647[10]

All Named Executive Officers, Other than the CEO

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	$4,553,266	$47,144	$5,773,032	$0	n/a	$10,373,443[11]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$3,916,955	$47,144	$5,343,343	$0	n/a	$9,307,442[11]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$3,897,351	$47,144	$5,343,343	$0	n/a	$9,287,838[11]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$3,817,934	$29,481	$5,157,090	$0	n/a	$9,004,504[11]

Death or Disability

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	$0	$0	$4,715,359	$0	n/a	$4,715,359[12]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$4,381,053	$0	n/a	$4,381,053[12]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$4,381,053	$0	n/a	$4,381,053[12]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$4,201,432	$0	n/a	$4,201,432[12]

1 Represents the value of restricted stock/units that would accelerate and vest, if any, on termination. In the case of time-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units that accelerate by the per share closing price of common stock on December 31, 2014. In the case of performance-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units granted on the grant date (i.e., target award) by the per share closing price of common stock on December 31, 2014. No unvested options are held by the Named Executive Officers.

2 We do not provide any tax gross-ups to our executive officers.

3 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within sixty days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2014” tables for additional disclosure regarding these vested amounts.)

4 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

5 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days prior written notice to the Company.

6 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) a make-up pension payment, calculated as the value of the excess of (A) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) and SERP plans), assuming additional credit for the period from the termination date through the immediately succeeding December 31 over (B) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive a pro rata vesting of his November 2011 restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2016 based on achievement of performance goals. As of December 31, 2014, the value of the pro rata vesting is $0, and the present value of full vesting at December 31, 2016 is $10,220,814, assuming the performance target is achieved.

7 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive a pro rata vesting of his November 2011 restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2016 based on achievement of performance goals. As of December 31, 2014, the value of the pro rata vesting is $0, and the present value of full vesting at December 31, 2016 is $10,220,814, assuming the performance target is achieved and subject to his compliance with non-compete covenants.

8 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2012, 2013 and 2014 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the November 2011 restricted stock unit grant, full vesting of such award as of employment termination date, without regard to achievement of performance goals, (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination).

9 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) 300% current base annual salary, (iii) 300% of highest annual incentive compensation paid in the previous two years, (iv) vesting of any unvested outstanding options and shares of restricted stock/units, (v) health and welfare coverage for Mr. Bergman and his wife until death, (vi) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (vii) the Make-Up Pension Payment and (viii) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a

Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

10 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2012, 2013 and 2014 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the November 2011 RSU grant, full vesting of such award as of employment termination date, without regard to achievement of performance goals and (iii) health and welfare coverage for Mr. Bergman’s wife until death.

11 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in the year of termination, (iv) any unvested outstanding options and shares of restricted stock/units become fully vested (assuming performance-based restricted stock/units achievement at target level) and (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins. If any amounts owed to Messrs. Breslawski, Paladino, Benjamin and/or Mlotek in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

12 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Mr. Bergman, whose termination arrangement is discussed above) are entitled to 100% acceleration of their respective time-based restricted stock/units and pro rata vesting of their respective performance-based restricted stock/units granted in 2012, 2013 and 2014 from the date of grant through to the date of employment termination over 1,095 days.

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure–Pay Elements–Details–Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure–Pay Elements–Details–Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Plan and 60% were invested equally among the other investment alternatives available under our 401(k) Plan. Effective January 1, 2014, the SERP was amended to allow participants to direct the hypothetical investments of their deferral accounts subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six month delay in certain instances) or a change in control.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure–Pay Elements–Details–Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants of Plan-Based Awards for Fiscal 2014

Name and Principal Position	Type of Grant[1]	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Thres- hold ($)	Target ($)	Maximum[2] ($)	Thres- hold (#)	Target (#)	Maxi- mum[3] (#)	All Other Stock Awards[4] Number of Shares of Stock or Units (#)	All Other Option Awards[5] Number of Secur- ities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	162(m) PIP RS SO	n/a n/a 2/27/2014 n/a	$78,453 $0	$1,750,000 $250,000	$3,421,187 $287,500	0	23,159	46,318	0	0	n/a	$2,750,000 n/a

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	PIP RS SO	n/a 2/27/2014 n/a	$62,700	$570,000	$1,067,341	0	6,020	12,040	3,243	0	n/a	$1,100,000 n/a

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	PIP RS SO	n/a 2/27/2014 n/a	$35,000	$500,000	$875,000	0	5,473	10,946	2,948	0	n/a	$1,000,000 n/a

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	PIP RS SO	n/a 2/27/2014 n/a	$100,000	$500,000	$785,000	0	5,473	10,946	2,948	0	n/a	$1,000,000 n/a

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	PIP RS SO	n/a 2/27/2014 n/a	$48,563	$500,000	$813,250	0	5,473	10,946	2,948	0	n/a	$1,000,000 n/a

1 “PIP” means annual incentive compensation (i.e., bonus) paid under the Company’s 2014 PIP. “162(m)” means annual incentive compensation (i.e., bonus) paid under the Company’s Section 162(m) Cash Bonus Plan. “RS” means performance-based restricted stock/unit awards made pursuant to the Company’s 2013 Stock Incentive Plan. “SO” means options. See “Compensation Structure–Pay Elements–Details–Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP and the Section 162(m) Cash Bonus Plan.

2 The maximum payout percentage under the PIP for the Named Executive Officers is 200% for the Company/Financial EPS Target, ranges from 125% to 200% for the Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals. The maximum payout percentage under the Section 162(m) Cash Bonus Plan is 195%.

3 The maximum payout percentage for the 2014 LTIP awards of performance-based restricted stock is 200%.

4 Time-based restricted stock (four-year cliff) awarded in fiscal 2014. Mr. Bergman was not awarded time-based restricted stock in 2014.

5 None of the Named Executive Officers were awarded options in fiscal 2014.

6 These amounts are valued based on the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2014, as filed with the SEC on February 11, 2015.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The PIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these PIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of performance-based and time-based restricted stock/units granted to the Named Executive Officers appear in the Summary Compensation Table in the columns captioned “Stock Awards.” We did not grant Named Executive Officers options in fiscal 2014.

The threshold, target and maximum amount of the performance-based restricted stock/units appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

We did not grant Named Executive Officers options in fiscal 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underly- ing Unexercis- ed Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	0	n/a	n/a	n/a	0	$0	188,971[6]	$25,962,725

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	0	0	n/a	n/a	n/a	17,954	$2,466,700	32,927	$4,523,841

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	0	n/a	n/a	n/a	16,521	$2,269,820	30,485	$4,188,334

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	19,121	0	n/a	$59.89	03/03/2018	16,521	$2,269,820	30,485	$4,188,334

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	0	n/a	n/a	n/a	16,042	$2,204,010	29,492	$4,051,906

1 The Company does not issue performance-based options.

2 All options granted under the 2013 Stock Incentive Plan (formerly known as the 1994 Stock Incentive Plan) have a ten year term unless otherwise terminated earlier in accordance with the plan.

3 Beginning in March 2009, time-based restricted stock/units (four-year cliff vesting) were awarded to the Named Executive Officers, except Mr. Bergman.

4 Based on the closing market price of $137.39 of the Company’s common stock on December 26, 2014, the last trading day in fiscal 2014.

5 Represents number of shares of performance-based restricted stock (three-year cliff vesting) granted in 2012, 2013 and 2014 under the Company’s 2013 Stock Incentive Plan. As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2014, but includes shares of performance-based restricted stock issued under the 2012 LTIP that subsequently vested on March 2, 2015, includes additional shares of performance-based restricted stock which we estimate will be issued related to the performance-based restricted stock grants under the 2013 LTIP and 2014 LTIP. Beginning in March 2010, performance-based restricted stock units were granted to the Named Executive Officers.

6 Included in this amount are 75,688 restricted stock units granted to Mr. Bergman on November 15, 2011 in connection with the renewal of his employment agreement which shall cliff vest at the target payout amount on December 31, 2016, subject to the attainment of a specified cumulative five-year adjusted EPS performance target and Mr. Bergman’s continued employment through such date.

Option Exercises and Stock Vested for Fiscal 20141

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	$0	29,488	$3,531,778

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	65,475	$4,161,519	13,600	$1,630,671

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	28,757	$1,664,941	11,892	$1,425,804

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	$0	11,892	$1,425,804

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	25,157	$1,537,358	11,892	$1,425,804

1 The value realized from exercised options is calculated to be the market value of the common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares of common stock underlying the option.

2 For each Named Executive Officer (other than Mr. Bergman), such amount represents (i) performance-based restricted stock/units (three-year cliff vesting) granted on March 9, 2011 and (ii) time-based restricted stock/units (four-year cliff vesting) granted on March 10, 2010. For Mr. Bergman, such amount represents performance-based restricted stock/units (three-year cliff vesting) granted on March 9, 2011. March 9, 2014 was not a business day so the restricted stock/units vested on the preceding business day (March 7, 2014).

3 The value realized from vesting of restricted stock/units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock/units that vested. The closing market price on March 7, 2014 was $119.77 and the closing market price on March 10, 2014 was $120.17.

Nonqualified Deferred Compensation for Fiscal 2014

The following table provides information regarding our SERP. (See “Compensation Structure–Pay Elements–Details–Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$68,939	$292,982	$0	$2,527,563

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	$0	$27,591	$126,929	$0	$1,109,808

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$18,006	$109,457	$0	$890,529

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$18,006	$100,916	$0	$876,563

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$18,006	$90,309	$0	$802,159

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company. (See “Compensation Structure–Pay Elements–Details–Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$0	$0	$0	$0

James P. Breslawski President of Henry Schein, Inc. and Chief Executive Officer of Henry Schein Global Dental	$74,059	$0	$4,357	$0	$114,266

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$0	$0	$0

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$0	$0	$0

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$296,016	$0	$64,677	$0	$917,317

Director Compensation for Fiscal 2014

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)
Barry J. Alperin	$95,500	$185,400	$0	$0	$0	$0	$280,900
Lawrence S. Bacow, Ph.D.[6]	$6,212	$0	$0	$0	n/a	$0	$6,212
Paul Brons	$70,500	$185,400	$0	$0	n/a	$0	$255,900
Donald J. Kabat	$97,500	$185,400	$0	$0	$0	$0	$282,900
Philip A. Laskawy	$92,500	$185,400	$0	$0	$0	$0	$277,900
Karyn Mashima[7]	$25,830	$185,400	$0	$0	n/a	$0	$211,230
Norman S. Matthews	$91,000	$185,400	$0	$0	$0	$0	$276,400
Carol Raphael	$66,000	$185,400	$0	$0	n/a	$0	$251,400
E. Dianne Rekow, DDS, Ph.D.[8]	$37,670	$185,400	$0	$0	$0	$0	$223,070
Bradley T. Sheares, Ph.D.	$70,500	$185,400	$0	$0	n/a	$0	$255,900
Louis W. Sullivan, M.D.	$71,500	$185,400	$0	$0	$0	$0	$256,900

1 These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; these deferrals are indicated in footnote 5 below.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2014, as filed with the SEC on February 11, 2015. With respect to the aggregate number of stock awards (including restricted stock units) outstanding at fiscal 2014 year end, Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, and Drs. Sheares and Sullivan each had 8,851 restricted stock units, Ms. Raphael had 6,052 restricted stock units, Dr. Rekow had 1,570 restricted stock units and Dr. Bacow and Ms. Mashima had no restricted stock awards outstanding. With respect to the aggregate number of restricted stock units that vested but, per the director’s election, the payment date has been deferred, Messrs. Alperin and Matthews each had 5,384 restricted stock units, Mr. Laskawy had 8,692 restricted stock units and Dr. Sheares had 5,977 restricted stock units. The amounts in this column have not been reduced to reflect a director’s election to defer receipt of shares of common stock underlying the restricted stock units.

3 The aggregate number of option awards outstanding at the end of fiscal 2014 for each non-employee director is set forth in the following table:

	Aggregate Number of Option Awards Outstanding at Fiscal 2014 Year End (#)
Name	Unexercisable	Exercisable
Barry J. Alperin	0	22,075
Lawrence S. Bacow, Ph.D.	0	0
Paul Brons	0	22,075
Donald J. Kabat	0	27,075
Philip A. Laskawy	0	0
Karyn Mashima	0	0
Norman S. Matthews	0	0
Carol Raphael	0	0
E. Dianne Rekow, DDS, Ph.D.	0	0
Bradley T. Sheares, Ph.D.	0	0
Louis W. Sullivan, M.D.	0	21,575

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 Messrs. Alperin, Laskawy and Matthews, Dr. Rekow and Dr. Sullivan each participated in the Non-Employee Director Deferred Compensation Plan in 2014 and elected to defer the following amounts during Fiscal 2014: $30,000; $92,500; $91,000; $37,670 and $71,500, respectively.

6 Dr. Bacow became a director on December 1, 2014 and his annual retainer was pro-rated from December 1, 2014 through the end of fiscal 2014.

7 Ms. Mashima is no longer a director as her term of office ended following the 2014 Annual Meeting of Stockholders. Her annual retainer was pro-rated for fiscal 2014 through May 28, 2014 (the date of the 2014 Annual Meeting of Stockholders).

8 Dr. Rekow became a director on May 28, 2014 (the date of the 2014 Annual Meeting of Stockholders) and her annual retainer was pro-rated from May 28, 2014 through the end of fiscal 2014.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In fiscal 2014, Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Ms. Raphael and Drs. Sheares and Sullivan each received a $50,000 annual retainer. Ms. Mashima and Drs. Bacow and Rekow each received a pro-rated portion of the $50,000 annual retainer since each served as a director for only a portion of fiscal 2014. Each non-employee director also received $2,000 for each Board of Directors meeting attended and $1,500 for each committee meeting attended. The retainer for service as a Committee Chairperson is $10,000, except the Audit Committee Chairperson is $15,000. The Lead Director’s retainer is also $15,000. Mr. Laskawy’s retainer for service as Lead Director is inclusive of his role as Chairman of the Nominating and Governance Committee.

Stock Awards

On February 27, 2014, each of Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Mses. Mashima and Raphael and Drs. Sheares and Sullivan was granted 1,561 restricted stock units under the Company’s 1996 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $185,400 (unchanged from the grant date fair value of non-employee directors’ restricted stock unit awards since 2009). The restricted stock units granted to the non-employee directors in 2014 are subject to time-based vesting and cliff vest at the end of 13 months from the grant date, based on continued service through the applicable vesting date. To align the non-employee directors’ equity awards with prevalent market practice, the Compensation Committee changed the vesting schedule for the 2014 grants to 13 months from the four-year cliff vesting schedule that applied to grants prior to 2014.

Additionally, on March 3, 2015, each of Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Ms. Raphael and Drs. Bacow, Rekow, Sheares and Sullivan was granted 1,317 restricted stock units, with each award having a grant date fair value of $185,400 (unchanged from the grant date fair value of non-employee directors’ restricted stock unit awards since 2009). The restricted stock units granted to the non-employee directors in 2015 are subject to time-based vesting and cliff vest at the end of 12 months from the grant date, based on continued service through the applicable vesting date.

All such grants under the 1996 Non-Employee Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee and (ii) provide for full accelerated vesting upon a change in control (as defined in the 1996 Non-Employee Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Beginning with the March 9, 2009 restricted stock unit award, non-employee directors became eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date, or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability); or (v) a change of control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $8 billion and $12 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure–Pay Elements–Details–Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share”. A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 1996 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 1996 Non-Employee Director Stock Incentive Plan. Messrs. Alperin, Kabat, Laskawy and Matthews and Dr. Sullivan each participate in the Non-Employee Director Deferred Compensation Plan. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. Ms. Mashima also participated in the Non-Employee Director Deferred Compensation Plan and was paid out under such plan upon the expiration of her term as a member of the Board of Directors on May 28, 2014. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account.

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. For 2014, the stock ownership policy for the non-employee directors provided that each non-employee director should own equity in the Company equal to a minimum of 5,000 shares of Henry Schein, Inc. common stock. Newly appointed non-employee directors will have five years from the date of their initial appointment to comply with the stock ownership policy.

Further, as a guideline, non-employee directors may only sell up to one-third of all vested value above the ownership requirement. “Vested value” is defined as the value of shares of any class of common stock, shares of vested restricted stock/units, unexercised vested options (held for at least three years from grant date), warrants or rights to acquire shares of common stock and securities that are convertible into shares of common stock.

The Board of Directors will evaluate whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

All non-employee directors are in compliance with the Company’s Stock Ownership Policy.

The Company also prohibits hedging or other derivative transactions by its non-employee directors and prohibits pledging of Company stock by its non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2014 were Messrs. Alperin, Kabat and Matthews.

During fiscal 2014:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF

THE HENRY SCHEIN, INC. 1996 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN (TO BE RENAMED THE

HENRY SCHEIN, INC. 2015 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN)

The Company currently maintains the Henry Schein, Inc. 1996 Non-Employee Director Stock Incentive Plan, as amended and restated effective as of April 1, 2003, and as thereafter amended (the “1996 Non-Employee Director Stock Incentive Plan”), for the benefit of directors of the Company who are not employees of the Company or its subsidiaries (the “Non-Employee Directors”). Stockholders are being asked to approve an amendment and restatement of the 1996 Non-Employee Director Stock Incentive Plan, which is effective upon the approval by the stockholders of the Company, and incorporates the following key changes:

•

Change the Name of the Plan. Although the 1996 Non-Employee Director Stock Incentive Plan is being amended and restated and will continue in effect, the 1996 Non-Employee Director Stock Incentive Plan will be renamed the Henry Schein, Inc. 2015 Non-Employee Director Stock Incentive Plan (the “2015 Non-Employee Director Stock Incentive Plan”).

•

Increase of the Aggregate Share Reserve. The current aggregate share reserve will be increased by an additional 100,000 shares of common stock for a maximum total share reserve of 900,000 shares of common stock under the 2015 Non-Employee Director Stock Incentive Plan, subject to antidilution adjustments set forth in the 2015 Non-Employee Director Stock Incentive Plan. The maximum number of shares of common stock authorized to be awarded as other stock-based awards will be increased by 100,000 as well so that the maximum number of shares of common stock available for the grant of other stock-based awards will be 380,000, subject to antidilution adjustments set forth under the 2015 Non-Employee Director Stock Incentive Plan. As of April 15, 2015, 75,363 shares remain available for future issuance under the 1996 Non-Employee Director Stock Incentive Plan. The Board believes that a portion of the compensation for our non-employee directors consist of performance-based pay in order to encourage the enhancement of stockholder value by fostering long-term commitment to the benefit of our stockholders. The Board believes that the proposed increase in the share reserve is necessary to insure that a sufficient reserve of common stock remains available for issuance to allow us to continue to utilize equity incentives.

•

Remove Three-Year Minimum Vesting Schedule. The Board believes that the three-year minimum vesting schedule for options and other stock-based awards is not aligned with prevailing market practices for non-employee directors and should be removed from the 2015 Non-Employee Director Stock Incentive Plan.

•

Extend the Term. The term of the 2015 Non-Employee Director Stock Incentive Plan will be extended until June 22, 2025 (currently, the 1996 Non-Employee Director Stock Incentive Plan is scheduled to expire on May 10, 2020).

The Company anticipates filing a registration statement on Form S-8 with the SEC to register the additional amount of new shares of common stock to be included in the aggregate share reserve under the 2015 Non-Employee Director Stock Incentive Plan, effective upon and subject to stockholder approval of the 2015 Non-Employee Director Stock Incentive Plan, as soon as practicable following such stockholders’ approval of the 2015 Non-Employee Director Stock Incentive Plan.

As of December 26, 2014 (the last trading day in fiscal 2014), the closing price of shares of our common stock was $137.39 per share. As of April 15, 2015, with respect to the Henry Schein, Inc. 2013 Stock Incentive Plan (the “2013 Incentive Plan”), (i) 452,724 stock options were granted and remain outstanding (at an average exercise price of $55.51 per share and a weighted average remaining term of 2.3 years), (ii) 1,466,036 shares of restricted stock/units were granted and remain outstanding and (iii) 5,186,697 shares remain available for future grants of options, restricted stock/units (excluding any shares that may become available as a result of the expiration or termination without exercise of currently outstanding awards). As of April 15, 2015, with respect to the 1996 Non-Employee Director Stock Incentive Plan, (i) options to purchase an aggregate of 66,986 shares of common stock were granted and remain outstanding (at an average exercise price of $54.57 per share and a weighted average remaining term of 2.1 years), (ii) 62,275 shares of restricted stock/units were granted and remain outstanding and (iii) 75,363 shares remain available for future grants of options, restricted stock/units (excluding any shares that may become available as a result of the expiration or termination without exercise of currently outstanding awards). The 2013 Incentive Plan and the 1996 Non-Employee Director Stock Incentive Plan are the only plans that are currently active from which shares will be issued.

Description of the 2015 Non-Employee Director Stock Incentive Plan

The following description of the 2015 Non-Employee Director Stock Incentive Plan is a summary of its principal provisions and is qualified in its entirety by reference to the 2015 Non-Employee Director Stock Incentive Plan, attached hereto as Exhibit A.

Purpose

The purposes of the 2015 Non-Employee Director Stock Incentive Plan are to enable the Company to attract, motivate and retain Non-Employee Directors who are important to the success of the Company, and to create a mutuality of interest between the Non-Employee Directors and the stockholders by granting options to purchase common stock and other stock-based awards to the Non-Employee Directors.

Eligibility

Under the 2015 Non-Employee Director Stock Incentive Plan, each director who is not also an employee of the Company or its subsidiaries is eligible to receive non-qualified stock options to purchase shares of common stock, which are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and other stock-based awards. An other stock-based award is an award of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, common stock. Non-Employee Directors are selected for participation in the 2015 Non-Employee Director Stock Incentive Plan by the Committee (as defined below) and, as of the date of this proxy statement, there are ten Non-Employee Directors who are eligible to participate in the 2015 Non-Employee Director Stock Incentive Plan.

Share Reserve

Under the 2015 Non-Employee Director Stock Incentive Plan, a maximum of 900,000 shares of common stock are authorized for issuance pursuant to the exercise of options or the issuance of other stock-based awards granted under the 2015 Non-Employee Director Stock Incentive Plan, subject to antidilution adjustments. The number of shares of common stock that may be subject to other stock-based awards granted under the 2015 Non-Employee Director Stock Incentive Plan may not exceed 380,000. If any option or other stock-based award is canceled, or expires or terminates unexercised (as applicable), the shares of common stock covered by such option or other stock-based award shall again be available for grant under the 2015 Non-Employee Director Stock Incentive Plan. In addition, the number of shares available for the purpose of awards under the 2015 Non-Employee Director Stock Incentive Plan will be reduced by (i) the total number of options or stock appreciation rights exercised, regardless of whether any shares underlying such awards are not actually issued to the participant as a result of a net settlement and (ii) any shares repurchased by the Company on the open market with the proceeds of the purchase price of an option.

Administration

The 2015 Non-Employee Director Stock Incentive Plan is administered by a committee (or subcommittee) (the “Committee”) appointed from time to time by the Board of Directors, consisting of two or more “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who are “independent directors” within the meaning of NASDAQ’s Rule 5605(a)(2). If no Committee is appointed or the Committee is removed for any reason, the Board of Directors acts as the Committee. Currently, the Compensation Committee serves as the Committee under the 2015 Non-Employee Director Stock Incentive Plan.

The Compensation Committee has the full authority and discretion, subject to the terms of the 2015 Non-Employee Director Stock Incentive Plan, to determine those individuals who are eligible to be granted options and other stock-based awards and the amount and type of options and other stock-based awards. The terms and conditions of specific grants are set forth in written award agreements between the Company and each participant.

Amendment and Termination

No awards shall be granted under the 1996 Non-Employee Director Stock Incentive Plan on or after May 10, 2020, but awards granted prior to such date may extend beyond such date. If this Proposal is approved, the term of the 2015 Non-Employee Director Stock Incentive Plan will be extended to June 22, 2025.

The Board of Directors or the Compensation Committee may terminate the 2015 Non-Employee Director Stock Incentive Plan at any time, subject to the continued effectiveness of outstanding options and other stock-based awards. The Board of Directors or the Compensation Committee may also amend the 2015 Non-Employee Director Stock Incentive Plan, except that no amendment may, without the approval of the stockholders, (i) increase the total number of shares of common stock that may be subject to awards under the 2015 Non-Employee Director Stock Incentive Plan or (ii) change the eligibility requirements for participation in the 2015 Non-Employee Director Stock Incentive Plan.

Options

The term of each option will be specified by the Compensation Committee upon grant, but may not exceed ten years from the date of grant. The exercise price of each option granted under the 2015 Non-Employee Director Stock Incentive Plan will equal 100% of the fair market value of a share of common stock on the grant date, and the terms upon which each such option granted under the 2015 Non-Employee Director Stock Incentive Plan will be exercisable will be determined by the Compensation Committee.

Subject to certain rights to exercise after the death, disability, retirement or termination of services (other than for cause) of the option holder or after a Change of Control (as defined in the 2015 Non-Employee Director Stock Incentive Plan), options granted under the 2015 Non-Employee Director Stock Incentive Plan may be exercised only if the option holder is eligible to participate in the 2015 Non-Employee Director Stock Incentive Plan on the date of exercise. Upon a termination of service for cause (as defined in the 2015 Non-Employee Director Stock Incentive Plan), any outstanding options (whether vested or unvested) are forfeited and cancelled in their entirety, and the Compensation Committee may require a participant to promptly repay to the Company (and the Company has the right to recover) any gain realized upon exercise of an option.

Upon the exercise of an option, the option holder must make payment of the full exercise price, either (i) in cash, or, if permitted by the Compensation Committee, (ii) in shares of common stock (which have been owned by such participant as may be required by applicable accounting standards to avoid a charge to the Company’s earnings), (iii) in a combination of cash and/or shares of common stock from the option holder or (iv) on such other terms and conditions as may be acceptable to the Compensation Committee.

The 2015 Non-Employee Director Stock Incentive Plan also contains express prohibition against repricing options. Without stockholder approval, no option may be modified to reduce the purchase price thereof nor may a new option at a lower price be substituted for a simultaneously surrendered option, provided that the foregoing does not apply to antidilution adjustments and substitutions in accordance with the 2015 Non-Employee Director Stock Incentive Plan.

Other Stock-Based Awards

Subject to the provisions of the 2015 Non-Employee Director Stock Incentive Plan, the Compensation Committee has the authority to determine the number of shares of common stock to be awarded pursuant to other stock-based awards and all other conditions of such awards. Other stock-based awards and any common stock covered by such awards will vest or be forfeited to the extent provided in the award agreement, as determined by the Compensation Committee.

Common stock or other stock-based awards purchased pursuant to a purchase right awarded under the 2015 Non-Employee Director Stock Incentive Plan will be priced as determined by the Compensation Committee. The Compensation Committee may, in its discretion, permit Non-Employee Directors to defer a portion of their cash compensation in the form of other stock-based awards granted under the Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company.

Transferability

Options and other stock-based awards granted under the 2015 Non-Employee Director Stock Incentive Plan are not transferable by a participant other than by will or by the laws of descent and distribution, except that the Compensation Committee may provide that a non-qualified stock option or other stock-based award is transferable to a participant’s family members (as defined in the 2015 Non-Employee Director Stock Incentive Plan).

Material U.S. Federal Income Tax Consequences Relating to the 2015 Non-Employee Director Stock Incentive Plan

The following discussion of the principal U.S. federal income tax consequences with respect to options under the 2015 Non-Employee Director Stock Incentive Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the material federal income tax consequences (state and local tax and estate tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Non-Employee Directors who receive options under the 2015 Non-Employee Director Stock Incentive Plan will not realize taxable income for federal income tax purposes at the time of grant. Such conclusion is predicated on the assumption that, under existing U.S. Treasury Department regulations, a nonqualified stock option, at the time of its grant, has no readily ascertainable fair market value. Such directors will realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date income is realized over the exercise price. The optionee’s holding period with respect to the shares acquired will begin on the date of exercise. The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either a long-term or short-term capital gain or loss, depending on the optionee’s holding period for the stock disposed of.

The Company is generally entitled to a tax deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option. Any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules. In addition, in the event that the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Directors of the Company subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options.

Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the 2015 Non-Employee Director Stock Incentive Plan are anticipated to be exempt from the requirements of Code Section 409A, awards not exempt from Code Section 409A are intended to comply with Code Section 409A.

Equity Compensation Plan Information

We maintain two stock incentive plans for the benefit of certain officers, directors and employees. Both plans are active and have been approved by our stockholders. The following table summarizes information relating to these plans as of December 27, 2014:

Plan category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Common Shares Available for Future Issuances
Plans Approved by Stockholders	683,759	$53.41	6,006,298
Plans Not Approved by Stockholders	-	-	-
Total	683,759	$53.41	6,006,298

New Plan Benefits

It is anticipated that no awards will be granted pursuant to the 2015 Non-Employee Director Stock Incentive Plan until 2016, other than in connection with any appointment or election of a new director. As of April 15, 2015, the following outstanding awards have been granted under the 1996 Non-Employee Director Stock Incentive Plan to each of the Non-Employee Directors:

Name	Number of Shares Underlying Options	Number of Shares Underlying Restricted Stock/Unit Awards[1]
Barry J. Alperin	15,438	5,938
Lawrence S. Bacow, Ph.D.	0	1,317
Paul Brons	7,898	5,938
Donald J. Kabat	22,075	5,938
Philip A. Laskawy	0	5,938
Norman S. Matthews	0	5,938
Carol Raphael	0	5,808
E. Dianne Rekow, DDS, Ph.D.	0	2,887
Bradley T. Sheares, Ph.D.	0	5,938
Louis W. Sullivan, M.D.	21,575	5,938

1 Additionally, with respect to the aggregate number of shares underlying restricted stock units that vested but, per the director’s election, the payment date has been deferred, Mr. Alperin has 6,945 restricted stock units, Mr. Laskawy has 10,253 restricted stock units, Mr. Matthews has 5,384 restricted stock units and Dr. Sheares has 7,538 restricted stock units.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE 2015 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhances stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO USA as our independent registered public accounting firm for the fiscal year ending December 26, 2015, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO USA, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2014 and for fiscal 2013:

	Fiscal 2014	Fiscal 2013
Audit Fees — Annual Audit and Quarterly Reviews	$6,482,000	$5,699,602
Audit-Related Fees	$65,000	$65,000
Tax Fees: —
Tax Advisory Services	$553,000	$243,066
Tax Compliance, Planning and Preparation	$705,000	$477,431
All Other Fees	—	—

Total Fees	$7,805,000	$6,485,099

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services, including services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. There were no “all other fees” in fiscal 2013 or fiscal 2014.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “About Henry Schein–Corporate Governance” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 26, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26, 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions (as defined by applicable regulations), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). Each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of NASDAQ’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NASDAQ listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. The Company’s independent registered public accounting firm also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The independent registered public accounting firm’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s independent registered public accounting firm. During fiscal 2014, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both the independent registered public accounting firm and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. The Audit Committee also appoints the independent registered public accounting firm, approves in advance its engagements to perform audit and any non-audit services and the fee for such services, and periodically reviews its performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2014

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2014, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm, to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 27, 2014.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 5.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2014.

THE AUDIT COMMITTEE

Donald J. Kabat, Chairman

Barry J. Alperin

Philip A. Laskawy

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Audit Committee Report contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2014,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card and “FOR” Proposals 2, 3 and 4 listed on the proxy card.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning June 12, 2015 at our headquarters located at 135 Duryea Road, Melville, New York 11747.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 27, 2014 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, via email at investor@henryschein.com or facsimile at (631) 843-5541. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2016 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than December 24, 2015. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Under our Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2016 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2016 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of April 14, 2016 and the date that is 75 days prior to the date of the 2016 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2016 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

EXHIBIT A

HENRY SCHEIN, INC.

2015 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

As Amended and Restated Effective as of June 22, 2015

1.	PURPOSE OF THE PLAN

The purposes of this Henry Schein, Inc. 2015 Non-Employee Director Stock Incentive Plan, as amended and restated effective as of June 22, 2015, are to enable Henry Schein, Inc. (the “Company”) to attract, retain and motivate directors of the Company who are not employees of the Company or its subsidiaries (“Non-Employee Directors”) and who are important to the success of the Company and to create a mutuality of interest between the Non-Employee Directors and the stockholders of the Company by granting such directors options to purchase Common Stock (as defined herein) of the Company and Other Stock-Based Awards (as defined herein).

2.	DEFINITIONS

a)          “Acquisition Event” means a merger or consolidation in which the Company is not the surviving entity, or any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities in concert, or the sale or transfer of all or substantially all of the Company’s assets.

b)          “Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

c)          “Board” means the board of directors of the Company.

d)          “Cause” has the meaning set forth in Section 8(b).

e)          “Change of Control” has the meaning set for in Section 6(e).

f)          “Code” means the Internal Revenue Code of 1986, as amended.

g)          “Committee” means such committee (or subcommittee), if any, appointed by the Board to administer the Plan consisting of two or more directors as may be appointed from time to time by the Board, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Act and an “independent director” within the meaning of NASDAQ’s Rule 5605(a)(2) or such other applicable stock exchange rule. If the Board does not appoint a committee for this purpose or the Board removes the Committee for any reason, “Committee” means the Board.

h)          “Common Stock” means the voting common stock of the Company, par value $.01, any common stock into which the common stock may be converted and any common stock resulting from any reclassification of the common stock.

i)          “Company” means Henry Schein, Inc., a Delaware corporation.

j)          “Corporate Transaction” has the meaning set forth in Section 6(e)(i).

k)          “Disability” means a permanent and total disability, as determined by the Committee in its sole discretion, provided that in no event shall any disability that is not a permanent and total disability within the meaning of Section 22(e)(3) of the Code be treated as a Disability. A Disability shall be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

l)          “Effective Date” has the meaning set forth in Section 3.

m)          “Fair Market Value” means the value of a Share (as defined herein) on a particular date, determined as follows:

(i)    If the Common Stock is listed or admitted to trading on such date on a national securities exchange or quoted through the NASDAQ Stock Market, Inc. (“NASDAQ”), the closing sales price of a Share as reported on the relevant composite transaction tape, if applicable, or on such principal exchange (determined by trading value in the Common Stock) or through NASDAQ, as the case may be, on such date, or in the absence of reported sales on such day, the mean between the reported bid and asked prices reported on such composite transaction tape or exchange or through NASDAQ, as the case may be, on such date; or

(ii)    If the Common Stock is not listed or quoted as described in the preceding clause, but bid and asked prices are quoted through NASDAQ, the mean between the bid and asked prices as quoted by NASDAQ on such date; or

(iii)    If the Common Stock is not listed or quoted on a national securities exchange or through NASDAQ or, if pursuant to (i) and (ii) above the Fair Market Value is to be determined based upon the mean of the bid and asked prices and the Committee determines that such mean does not properly reflect the Fair Market Value, by such other method as the Committee determines to be reasonable and consistent with applicable law; or

(iv)    If the Common Stock is not publicly traded, such amount as is set by the Committee in good faith taking into account Section 409A of the Code.

n)          “Family Member” means, with respect to any Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of such individuals, and any other entity owned solely by such individuals.

o)          “Incumbent Board” has the meaning set forth in Section 6(e)(ii).

p)          “Non-Employee Directors” means directors of the Company who are not employees of the Company or its subsidiaries.

q)          “Other Stock-Based Award” shall mean an award of Common Stock and other awards made pursuant to Section 7 that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock.

r)          “Option” means the right to purchase one Share at a prescribed Purchase Price on the terms specified in the Plan and the Option agreement. An Option granted under the Plan may only be a non-qualified stock Option, and no Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

s)          “Outstanding HSI Voting Securities” has the meaning set forth in Section 6(e)(i).

t)          “Participant” means a Non-Employee Director who is granted Options or Other Stock-Based Awards under the Plan.

u)          “Person” means an individual, entity or group within the meaning of Section l3d-3 or 14d-1 of the Act.

v)          “Plan” means the Henry Schein, Inc. 2015 Non-Employee Director Stock Incentive Plan, as amended from time to time (formerly referred to as the Henry Schein, Inc. 1996 Non-Employee Director Stock Incentive Plan).

w)          “Purchase Price” means purchase price per Share.

x)          “Securities Act” means the Securities Act of 1933, as amended.

y)          “Share” means a share of Common Stock.

z)          “Termination of Services” means termination of the relationship with the Company so that an individual is no longer a director of the Company.

3.	EFFECTIVE DATE/EXPIRATION OF PLAN

The Plan became initially effective as of March 22, 1996, and was amended effective on March 4, 2002, amended and restated effective as of April 1, 2003, and further amended effective as of April 1, 2004, January 1, 2005, and the date of the

Company’s 2010 Annual Meeting of Stockholders. The Plan is hereby renamed the Henry Schein, Inc. 2015 Non-Employee Director Stock Incentive Plan and is amended and restated in the form set forth herein, effective upon the approval of the amended and restated Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware at the Company’s 2015 Annual Meeting of Stockholders on June 22, 2015 (the “Effective Date”). If the Plan is not approved in accordance with the preceding sentence on or before such annual meeting, the Plan, as amended and restated herein, shall not be effective, but the Plan as in effect immediately prior to the Effective Date shall be in full force and effect. No Option or Other Stock-Based Award shall be granted under the Plan on or after the tenth anniversary of the Effective Date, but Options or Other Stock-Based Awards previously granted may extend beyond that date.

4.	ADMINISTRATION

a)        Duties of the Committee. The Plan shall be administered by the Committee. The Committee shall have full authority to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; to establish, amend, and rescind rules for carrying out the Plan, to administer the Plan, subject to its provisions; to select Participants in, and grant Options and/or Other Stock-Based Awards under, the Plan; to determine the terms, exercise price and form of exercise payment for each Option or Other Stock-Based Award granted under the Plan; to prescribe the form or forms of instruments evidencing Options and Other Stock-Based Awards and any other instruments required under the Plan (which need not be uniform) and to change such forms from time to time; and to make all other determinations and to take all such steps in connection with the Plan and the Options and Other Stock-Based Awards as the Committee, in its sole discretion, deems necessary or desirable; provided, that all such determinations shall be in accordance with the express provisions, if any, contained in the Option agreement, award agreement and the Plan. Subject to the foregoing, the Committee shall also have full authority to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Option or Other Stock-Based Award under the Plan shall be deferred either automatically or at the election of the Participant in any case, in a manner intended to comply with Section 409A of the Code. The Committee shall not be bound to any standards of uniformity or similarity of action, interpretation or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before it. The determination, action or conclusion of the Committee in connection with the foregoing shall be final, binding and conclusive.

b)        Advisors. The Committee may designate the Secretary of the Company, other employees of the Company or competent professional advisors to assist the Committee in the administration of the Plan, and may grant authority to such persons (other than professional advisors) to execute Option agreements (or other award agreement) or other documents on behalf of the Committee; provided, that no Participant may execute any Option agreement (or other award agreement) granting Options or Other Stock-Based Awards to such Participant. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company.

c)        Indemnification. To the maximum extent permitted by law, no officer, member or former officer or member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option or Other Stock-Based Awards granted under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer, member or former officer or member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s, member’s or former officer’s or member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, members or former officers or members may have as directors under applicable law or under the Certificate of Incorporation or By-Laws of the Company or otherwise.

d)        Meetings of the Committee. The Committee shall select one of its members as a Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the transaction of its business. Any member of the Committee may be removed at any time either with or without cause by resolution adopted by the Board, and any vacancy on the Committee may at any time be filled by resolution adopted by the Board. All determinations by the Committee shall be made by the affirmative vote of a majority of its members. Any such determination may be made at a meeting duly called and held at which a majority of the members of the Committee were in attendance in person or through telephonic communication. Any determination set forth in writing and signed by all of the members of the Committee shall be as fully effective as if it had been made by a vote of such members at a meeting duly called and held.

5.	SHARES; ADJUSTMENT UPON CERTAIN EVENTS

a)        Shares to be Delivered; Fractional Shares. Shares to be issued under the Plan shall be made available at the discretion of the Board, either from authorized but unissued Shares or from issued Shares reacquired by the Company and held in treasury. No fractional Shares will be issued or transferred upon the exercise of any Option or as a result of the conversion of any Other Stock-Based Awards. In lieu thereof, the Company shall pay a cash adjustment equal to the same fraction of the Fair Market Value of one Share on the date of exercise.

b)        Number of Shares. Subject to adjustment as provided in this Section 5, the maximum aggregate number of Shares that may be issued under the Plan shall be 900,000 Shares of Common Stock. If Options or Other Stock-Based Awards are for any reason canceled, or expire or terminate unexercised (as applicable), the Shares covered by such Options and such Other Stock-Based Awards shall again be available for grant, subject to the foregoing limit. Subject to adjustment as provided in this Section 5, the maximum aggregate number of Shares that are available for the grant of Other Stock-Based Awards under the Plan shall be 380,000 Shares of Common Stock. Notwithstanding any other provision of the Plan to the contrary, the number of Shares available for the purpose of Options and Other Stock-Based Awards under the Plan shall be reduced by (i) the total number of Options or stock appreciation rights exercised, regardless of whether any of the Shares underlying such awards are not actually issued to the Participant as the result of a net settlement and (ii) any Shares repurchased by the Company on the open market with the proceeds of the Purchase Price of an Option.

c)        Adjustments; Recapitalization, etc. The existence of the Plan and the Options and Other Stock-Based Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. If and whenever the Company takes any such action, however, the following provisions, to the extent applicable, shall govern:

(i)    If and whenever the Company shall effect a stock split, stock dividend, subdivision, recapitalization or combination of Shares or other changes in the Company’s Common Stock, (x) the Purchase Price (as defined herein) per Share and the number and class of Shares and/or other securities with respect to which outstanding Options thereafter may be exercised or Other Stock-Based Awards converted, and (y) the total number and class of Shares and/or other securities that may be issued under the Plan, shall be proportionately adjusted by the Committee. The Committee may also make such other adjustments as it deems necessary to take into consideration any other event (including, without limitation, accounting changes) if the Committee determines that such adjustment is appropriate to avoid distortion in the operation of the Plan.

(ii)    Subject to Section 5(c)(iii), if the Company merges or consolidates with one or more corporations, then from and after the effective date of such merger or consolidation, upon exercise of Options theretofore granted or conversion of Other Stock-Based Awards, the Participant shall be entitled to purchase under such Options and receive under such Other Stock-Based Awards, in lieu of the number of Shares as to which such Options shall then be exercisable, or Other Stock-Based Awards be converted, but on the same terms and conditions set forth in the applicable award agreement, the number and class of Shares and/or other securities or property (including cash) to which the Participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of the total number of Shares receivable upon exercise of such Options (whether or not then exercisable) or upon conversion of such Other Stock-Based Awards.

(iii)    In the event of an Acquisition Event, the Committee may, in its discretion, and without any liability to any Participant, terminate all outstanding Options or Other Stock-Based Awards (solely to the extent such awards give a Participant an exercise right) as of the consummation of the Acquisition Event by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event; provided that, during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each Participant shall have the right to exercise in full all of the Options or such Other Stock-Based Awards described in this subsection (iii) that are then outstanding (without regard to limitations on exercise otherwise contained in the Options). If an Acquisition Event occurs and the Committee does not terminate the outstanding Options or Other Stock-Based Awards described in this subsection (iii) pursuant to the preceding sentence, then the provisions of Section 5(c)(ii) shall apply.

(iv)    If, as a result of any adjustment made pursuant to the preceding paragraphs of this Section 5, any Participant shall become entitled upon exercise of an Option or conversion of an Other Stock-Based Award to receive any securities other than Common Stock, then the number and class of securities so receivable thereafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Section 5, as determined by the Committee in its discretion.

(v)    Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to the number and class of Shares and/or other securities or property subject to Other Stock-Based Awards and Options theretofore granted of the Purchase Price per Share.

6.	AWARDS AND TERMS OF OPTIONS

a)        Grant. The Committee may grant Options to Non-Employee Directors.

b)        Exercise Price. The Purchase Price deliverable upon the exercise of an Option shall equal 100% of the Fair Market Value on the date of grant.

c)        Number of Shares. The Option agreement shall specify the number of Options granted to the Participant, as determined by the Committee in its sole discretion.

d)        Exercisability. At the time of grant, the Committee shall specify when and on what terms the Options granted shall be exercisable. In the case of Options not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the Options may be exercised and may waive any other conditions to exercise, subject to the terms of the option agreement and the Plan. No Option shall be exercisable after the expiration of ten (10) year from the date of grant. Each Option shall be subject to earlier termination as provided in Section 8 below.

e)        Acceleration of Exercisability on Change of Control. All Options granted and not previously exercisable shall become exercisable immediately upon the later of a Change of Control (as defined herein) or approval of the Plan in accordance with Section 3. For this purpose, a “Change of Control” shall be deemed to have occurred upon:

(i)    an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 33% or more of either (A) the then outstanding Shares or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding HSI Voting Securities”); excluding, however, the following: (w) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (A), (B) and (C) of paragraph (iii) of this Section 6 are satisfied; or

(ii)    a change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (the Board as of the date hereof shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Subsection any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)    solely with respect to an Option granted prior to the date of the Company’s 2010 annual stockholders’ meeting, the approval by the stockholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), excluding, however, such Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 33% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction, notwithstanding the foregoing, no Change of Control will occur if the Incumbent Board approves the Corporate Transaction; or

(iv)    solely with respect to an Option granted on or after the date of the Company’s 2010 annual stockholders’ meeting, the consummation of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), excluding, however, such Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 33% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction, notwithstanding the foregoing, no Change of Control will occur if the Incumbent Board approves the Corporate Transaction; or

(v)    the approval of the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such sale or other disposition to a corporation with respect to which, following such sale or other disposition, (x) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (y) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

f)            Exercise of Options.

(i)    A Participant may elect to exercise one or more Options by giving written notice to the Committee of such election and of the number of Options such Participant has elected to exercise, accompanied by payment in full of the aggregate Purchase Price for the number of shares for which the Options are being exercised.

(ii)    Shares purchased pursuant to the exercise of Options shall be paid for at the time of exercise as follows:

(A)    in cash or by check, bank draft or money order payable to the order of the Company;

(B)    if so permitted by the Committee: (x) through the delivery of unencumbered Shares (including Shares being acquired pursuant to the Options then being exercised), provided such Shares (or such Options) have been owned by the Participant for such period as may be required by applicable accounting standards to avoid a charge to earnings or (y) through a combination of Shares and cash as provided above, provided, that, if the Shares delivered upon exercise of the Option is an original issue of authorized Shares, at least so much of the exercise price as represents the par value of such Shares shall be paid in cash or by a combination of cash and Shares; or

(C)    on such other terms and conditions as may be acceptable to the Committee and in accordance with applicable law. Upon receipt of payment, the Company shall deliver to the Participant as soon as practicable a certificate or certificates for the Shares then purchased.

7.	AWARDS OF OTHER STOCK-BASED AWARDS

Other Stock-Based Awards, including, without limitation, stock appreciation rights, performance shares, deferred shares, shares of Common Stock and restricted stock units, may be granted either alone, or in addition to, or in tandem with, Options. The Company may, in its discretion, permit Non-Employee Directors to defer a portion of their cash compensation in the form of Other Stock-Based Awards granted under the Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Non-Employee Directors to whom and the time or times at which such Other Stock- Based Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards.

a)          Other Stock-Based Awards made pursuant to this Section shall be subject to the following terms and conditions:

(i)    Dividends. Unless otherwise determined by the Committee at the time of grant, subject to the provisions of the award agreement and the Plan, the recipient of an Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Other Stock-Based Award, as determined at the time of grant by the Committee, in its sole discretion.

(ii)    Vesting. Other Stock-Based Awards and any Common Stock covered by any such Other Stock-Based Award shall vest or be forfeited to the extent so provided in the award agreement, as determined by the Committee, in its sole discretion.

(iii)    Waiver of Limitation. The Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Other Stock-Based Award granted under the Plan.

(iv)    Price. Common Stock or Other Stock-Based Awards purchased pursuant to a purchase right awarded under the Plan shall be priced as determined by the Committee.

8.	EFFECT OF TERMINATION OF SERVICES ON OPTIONS AND OTHER STOCK-BASED AWARDS

a)            Death, Disability, Retirement, etc. Except as otherwise provided in the Participant’s option agreement or in the Plan, upon Termination of Services, all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Services (and any Options not previously exercisable but made exercisable by the Committee at or after the Termination of Services) shall remain exercisable by the Participant to the extent not theretofore exercised for the following time periods (subject to Section 6(d)):

(i)    In the event of the Participant’s death, such Options shall remain exercisable (by the Participant’s estate or by the person given authority to exercise such Options by the Participant’s will or by operation of law) for a period of one (1) year from the date of the Participant’s death, provided that the Committee in its discretion, may at any time extend such time period to up to three (3) years from the date of the Participant’s death, but in no event beyond the expiration of the stated term of such Options.

(ii)    In the event the Participant retires at or after age 65 (or, with the consent of the Committee, before age 65), or if the Participant’s services terminate due to Disability, such Options shall remain exercisable for one (1) year from the date of the Participant’s Termination of Services, provided that the Committee, in its discretion, may at any time extend such time period to up to three (3) years from the date of the Participant’s Termination of Services, but in no event beyond the expiration of the stated term of such Options.

b)            Cause or Voluntary Termination.    Upon the Termination of Services of a Participant for cause (as defined herein) or if it is discovered after such Termination of Services that such Participant had engaged in conduct that would have justified a Termination of Services for Cause, all outstanding Options shall immediately be canceled, provided that upon any such termination the Committee may, in its discretion, require the Participant to promptly pay to the Company (and the Company shall have the right to recover) any gain the Participant realized as a result of the exercise of any Option that occurred within one (1) year prior to such Termination of Services or the discovery of conduct that would have justified a Termination of Services for Cause. Termination of Services shall be deemed to be for “Cause” for purposes of this Section 8(b) if the Participant shall have committed fraud or any felony in connection with the Participant’s duties as a director of the Company or willful misconduct or any act of disloyalty, dishonesty, fraud or breach of trust, confidentiality or fiduciary duties as to the Company or the commission of any other act which causes or may reasonably be expected to cause economic or reputational injury to the Company.

c)        Other Termination.    In the event of Termination of Services for any reason other than as provided in Section 8(a) and 8(b), all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Services shall remain exercisable (to the extent exercisable by such Participant immediately before such termination) for a period of three (3) months after such termination, provided that the Committee in its discretion may extend such time period to up to one (1) year from the date of the Participant’s Termination of Services, but in no event beyond the expiration of the stated term of such Options.

d)            Rules Applicable to Other Stock-Based Awards.    Subject to the award agreement and the Plan, upon a Participant’s Termination of Service for any reason during any period or restriction as may be applicable for an Other Stock-Based Award, the Other Stock-Based Awards in question shall vest or be forfeited in accordance with the terms and conditions established by the Committee at the time of grant or thereafter.

9.	NONTRANSFERABILITY OF OPTIONS AND OTHER STOCK-BASED AWARDS

Except as otherwise provided below, no Option or Other Stock-Based Award shall be transferable by the Participant otherwise than by will or under applicable laws of descent and distribution, and during the lifetime of the holder may be exercised only by the holder or his or her guardian or legal representative. In addition, no Option or Other Stock-Based Award shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and no Option or Other Stock-Based Award shall be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Option or Other Stock-Based Award, or in the event of any levy upon any Option or Other Stock-Based Award by reason of any execution, attachment or similar process contrary to the provisions hereof, such Option or Other Stock-Based Award shall immediately be cancelled.

Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an Option or Other Stock-Based Award that is not otherwise transferable pursuant to this Section is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. Any Option or Other Stock-Based Award so transferred may thereafter be transferred by the transferee to any other Family Member of the Participant, and any Option or Other Stock-Based Award (solely to the extent such award gives a Participant an exercise right) may be exercised by any permitted transferee at such times and to such extent that such Option or such Other Stock-Based Award would have been exercisable by the Participant if no transfer had occurred.

10.	RIGHTS AS A STOCKHOLDER

A holder of an Option or Other Stock-Based Award shall have no rights as a stockholder with respect to any Shares covered by such holder’s Option or Other Stock-Based Award until such holder shall have become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property or distributions or other rights in respect to any such Shares, except as otherwise specifically provided for in the Plan.

11.	DETERMINATIONS

Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the holders of any Options or Other Stock-Based Awards and Non-Employee Directors and their respective heirs, executors, administrators, personal representatives and other successors in interest.

12.	TERMINATION, AMENDMENT AND MODIFICATION

The Plan shall terminate at the close of business on the tenth anniversary of the Effective Date, unless terminated sooner as hereinafter provided, and no Option or Other Stock-Based Award shall be granted under the Plan on or after that date. The termination of the Plan shall not terminate any outstanding Options or Other Stock-Based Awards which by their terms continue beyond the termination date of the Plan. At any time prior to the tenth anniversary of the Effective Date, the Board or the Committee may amend or terminate the Plan or suspend the Plan in whole or in part. Notwithstanding the foregoing, however, no such amendment may, without the, approval of the stockholders of the Company, (i) increase the total number of Shares which may be subject to Options or Other Stock-Based Award granted under the Plan; or (ii) change the requirements for eligibility for participation in the Plan.

Subject to the provisions of this Section 12, nothing contained in this Section 12 (except as provided in the next paragraph) shall be deemed to prevent the Board or the Committee from authorizing amendments of outstanding Options or Other Stock-Based Awards of Participants, including, without limitation, the reduction of the Purchase Price specified therein (or the granting or issuance of new Options at a lower Purchase Price upon cancellation of outstanding Options), so long as (i) all Options outstanding at any one time shall not call for issuance of more Shares than the remaining number provided for under the Plan, (ii) the provisions of any amended Options would have been permissible under the Plan if such Option had been originally granted or issued as of the date of such amendment with such amended terms and (iii) the provisions regarding stockholder approval set forth below in this Section 12 are complied with.

Notwithstanding anything to the contrary contained in this Section 12, without the approval of the stockholders of the Company, no outstanding Option may be modified to reduce the Purchase Price thereof nor may a new Option at a lower price be substituted for a simultaneously surrendered Option, provided that the foregoing shall not apply to adjustments or substitutions in accordance with Section 5.

Notwithstanding anything to the contrary contained in this Section 12, no termination, amendment or modification of the Plan may, without the consent of the Participant or the transferee of such Participant’s Option or Other Stock-Based Award, alter or impair the rights and obligations arising under any then outstanding Option or Other Stock-Based Award.

13.	NON-EXCLUSIVITY

Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting or issuance of stock options, Shares and/or other incentives otherwise than under the Plan, and such arrangements may be either generally applicable or limited in application.

14.	USE OF PROCEEDS

The proceeds of the sale of Shares subject to Options or Other Stock-Based Awards under the Plan are to be added to the general funds of the Company and used for its general corporate purposes as the Board shall determine.

15.	GENERAL PROVISIONS

a)            Right to Terminate Services. Neither the adoption of the Plan nor the grant of Options or Other Stock-Based Awards shall impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain a director.

b)            Purchase for Investment. If the Board determines that the law so requires, the holder of an Option or Other Stock-Based Award granted hereunder shall, upon any exercise or conversion thereof, execute and deliver to the Company a written statement, in form satisfactory to the Company, representing and warranting that such Participant is purchasing or accepting the Shares then acquired for such Participant’s own account and not with a view to the resale or distribution thereof, that any subsequent offer for sale or sale of any such Shares shall be made either pursuant to (i) a registration statement on in appropriate form under the Securities Act, which registration statement shall have become effective and shall be current with respect to the Shares being offered and sold, or (ii) a specific exemption from the registration requirements of the Securities Act, and that in claiming such exemption the holder will, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion, satisfactory in form and substance to the Company, from counsel approved by the Company as to the availability of such exception.

c)            Trusts, etc. Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Option or Other Stock-Based Award thereunder) shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. Any reserves that may be established by the Company in connection with the Plan shall continue to be part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to a Participant. If and to the extent that any Participant or such Participant’s executor, administrator, or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

d)            Notices. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing to such Participant of notices and the delivery to such Participant of agreements, Shares and payments. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

e)            Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provisions had not been included.

f)            Payment to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Company and their employees, agents and representatives with respect thereto.

g)            Readings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

h)            Section 409A of the Code. To the extent applicable, the Plan is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. In the event that any arrangement provided for under the Plan constitutes a nonqualified deferred compensation arrangement under Code Section 409A, it is intended that such arrangement be designed in a manner that complies with Code Section 409A. Any amounts deferred hereunder that are subject to Code Section 409A and payable to a ‘specified employee’ (within the meaning of such term under Code Section 409A and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), except in the event of death, shall be delayed in accordance with the requirements of Code Section 409A until the day immediately following the six month anniversary of such employee’s “separation of service” within the meaning of Code Section 409A (and the guidance issued thereunder). A termination of employment or a Termination of Services shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment or a Termination of Services unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of employment,” “retirement,” “Termination of Services” or like terms shall mean separation from service. Notwithstanding the foregoing, the Company does not guarantee, and nothing in the Plan is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan, and the Company shall not be responsible for compliance with, or exemption from, Code Section 409A and the guidance issued thereunder.

16.	ISSUANCE OF STOCK CERTIFICATES; LEGENDS AND PAYMENT OF EXPENSES

a)            Stock Certificates. Upon any exercise of an Option and payment of the exercise price as provided in such Option, or upon conversion of an Other Stock-Based Award, a certificate or certificates for the Shares as to which such Option has been exercised or Other Stock-Based Award has been converted, shall be issued by the Company in the name of the person or persons exercising such Option or converting such Other Stock-Based Award and shall be delivered to or upon the order of such person or persons.

b)            Legends. Certificates for Shares issued upon exercise of an Option or conversion of an Other Stock-Based Award shall bear such legend or legends as the Committee, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or to implement the provisions of any agreements between the Company and the Participant with respect to such Shares.

c)            Payment of Expenses. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer and with the administration of the Plan.

17.	LISTING OF SHARES AND RELATED MATTERS

If at any time the Board shall determine in its sole discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the award or sale of Shares under the Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

18.	WITHHOLDING TAXES

Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option or the conversion of an Other Stock-Based Award, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such Shares.

HENRY SCHEIN, INC. 135 DURYEA ROAD, MAIL STOP E-365 MELVILLE, NY 11747

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M92437-P62206 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HENRY SCHEIN, INC. The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:	For	Against	Abstain
1a. Barry J. Alperin	☐	☐	☐		For	Against	Abstain
1b. Lawrence S. Bacow, Ph.D.	☐	☐	☐	1l. Carol Raphael	☐	☐	☐
1c. Gerald A. Benjamin	☐	☐	☐	1m. E. Dianne Rekow, DDS, Ph.D.	☐	☐	☐
1d. Stanley M. Bergman	☐	☐	☐	1n. Bradley T. Sheares, Ph.D.	☐	☐	☐
1e. James P. Breslawski	☐	☐	☐	1o. Louis W. Sullivan, M.D.	☐	☐	☐
1f. Paul Brons	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
1g. Donald J. Kabat	☐	☐	☐
1h. Philip A. Laskawy	☐	☐	☐	2. Proposal to amend and restate the Company’s 1996 Non-Employee Director Stock Incentive Plan (to be renamed the 2015 Non-Employee Director Stock Incentive Plan).	☐	☐	☐
1i. Norman S. Matthews	☐	☐	☐
1j. Mark E. Mlotek	☐	☐	☐
1k. Steven Paladino	☐	☐	☐	3. Proposal to approve, by non-binding vote, the 2014 compensation paid to the Company’s Named Executive Officers.	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐
				4. Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com.

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M92438-P62206

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on April 23, 2015, at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on Monday, June 22, 2015, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote “FOR” the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side